Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is made and entered into as of September 28, 2022 (the “Effective Date”), by and among TREAN INSURANCE GROUP, INC., a Delaware corporation (“Holdings”), TREAN CORPORATION, a Minnesota corporation (“Trean”), BENCHMARK ADMINISTRATORS, LLC (“BA LLC” and together with Holdings and Trean, collectively the “Borrower”), the other Loan Parties party hereto, the banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and FIRST HORIZON BANK, in its capacity as administrative agent and collateral agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement, dated as of July 16, 2020 (as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of May 6, 2022, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders committed to make certain loans and other financial accommodations to the Borrower upon the terms and conditions set forth therein;

WHEREAS, Borrower and the other Loan Parties have requested that Administrative Agent and the Lenders amend certain provisions of the Credit Agreement, and subject to the terms and conditions of this Amendment, Administrative Agent and the Lenders have agreed to make such amendments;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and the other Loan Parties, the Lenders and Administrative Agent do hereby agree that capitalized terms used herein (including the recitals hereto) and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement and further agree as follows:

1. ACKNOWLEDGMENTS.

a. Acknowledgment of Obligations. All Obligations, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by the Loan Parties to the Lenders, are unconditionally owing by the Loan Parties, all without offset, defense or counterclaim of any kind, nature or description whatsoever.

b. Acknowledgment of Liens. Each of the Loan Parties hereby acknowledges, confirms and agrees that Administrative Agent on behalf of the Lenders has and shall continue to have valid, enforceable and perfected first priority liens (subject to certain Liens expressly permitted by the terms and conditions of the Credit Agreement) upon and security interests in the Collateral heretofore granted by the Loan Parties to Administrative Agent on behalf of the Lenders pursuant to the Loan Documents.

c. Binding Effect of Documents. Each of the Loan Parties hereby acknowledges, confirms and agrees that: (a) each of the Loan Documents to which it is a party has been duly executed and delivered by it to Administrative Agent, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of each Loan Party contained in the Loan Documents and in this Amendment constitute the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and no Loan Party has a valid defense to the enforcement of such obligations and (c) Administrative Agent and the Lenders are and shall be entitled to the rights, remedies and benefits provided for them in the Loan Documents and applicable law.

2. AMENDMENTS TO THE CREDIT AGREEMENT. Subject to the terms and conditions of this Amendment, including, without limitation, the conditions precedent set forth in Section 3 of this Amendment, the Credit Agreement is hereby amended as follows:

a. the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), each as set forth in the pages of a conformed copy of the Amended Credit Agreement attached as Exhibit A hereto.

b. All outstanding Loans that were Eurodollar Loans (as defined in the Credit Agreement) immediately prior to the effectiveness of this Amendment are hereby converted to SOFR Loans with an Interest Period of one (1) month commencing on October 1, 2022.

3. CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT. The effectiveness of this Amendment, including the amendments set forth in Section 2 above, is subject to the following:

(a) The receipt by the Administrative Agent of one or more counterparts of this Agreement duly executed and delivered by the Borrower, Holdings, each other Loan Party, and the Administrative Agent and the Lenders.

(b) The representations and warranties set forth in this Amendment are true and correct in all material respects (without duplication of any materiality qualifier contained therein).

4. REPRESENTATIONS AND WARRANTIES. Borrower, and each other Loan Party by executing the Acknowledgment and Consent attached hereto, hereby represents and warrants with and to Administrative Agent and the Lenders as follows:

(a) Representations and Warranties. On and as of the date hereof, and after giving effect to this Amendment: (i) each of the representations and warranties contained in the

Loan Documents was true and correct in all material respects when made and is true and correct in all material respects on and as of the date of this Amendment (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualification, in which case such representations and warranties shall be true and correct in all respects) with the same full force and effect as if each of such representations and warranties had been made by such Person on the date hereof and in this Amendment, except for any representation and warranty that for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualification, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and (ii) no Default or Event of Default exists.

(b) Material Adverse Effect. Since December 31, 2021, there has been no development, event or change in condition that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Binding Effect of Documents. This Amendment and the other Loan Documents have been duly executed and delivered to Administrative Agent and the Lenders by the Borrower and each of the other Loan Parties and are in full force and effect, as modified hereby.

(d) No Conflict, Etc. The execution and delivery and performance of this Amendment by the Borrower and each of the other Loan Parties will not (i) contravene the terms of any of that Person’s organizational documents, (ii) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens securing the Obligations) under, any document evidencing any material contractual obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (iii) violate any material Requirement of Law in any material respect.

(e) Events of Default. Immediately prior to, and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

5. PROVISIONS OF GENERAL APPLICATION.

(a) Effect of this Amendment. Except for the amendments expressly set forth and referred to in Section 2, no other changes or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified and confirmed by all parties hereto as of the date hereof. In the event of any conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any Loan Party’s Obligations under or in connection with the Credit Agreement or any of the other Loan Documents or to modify, affect or impair the perfection or continuity of Administrative Agent’s security interests in, security titles to or other liens on any Collateral for the Obligations. The Credit Agreement and this Amendment shall be read and construed as one agreement. Administrative Agent and the Lenders hereby notify the Loan

Parties that, effective from and after the date of this Amendment, Administrative Agent and the Lenders intend to enforce all of the provisions of the Loan Documents and that Administrative Agent and the Lenders expect that the Loan Parties will strictly comply with the terms of the Loan Documents from and after this date.

(b) Loan Document. The parties hereto acknowledge, confirm and agree that this Amendment shall constitute a Loan Document under the Credit Agreement.

(c) Costs and Expenses. The Loan Parties absolutely and unconditionally agree to pay to Administrative Agent, on demand by Administrative Agent at any time and as often as the occasion therefore may require reasonable costs and expenses actually incurred in connection with the development, preparation and execution of, this Amendment and any other documents prepared in connection herewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses which shall at any time be incurred or sustained by Administrative Agent or any of its directors, officers, employees or agents as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Amendment and any agreements prepared, negotiated, executed or delivered in connection herewith, all in accordance with the terms and conditions set forth in Section 10.5 of the Credit Agreement.

(d) Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.

(e) Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(f) Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other documents, and no investigation by Administrative Agent or any Lender shall affect the representations and warranties or the right of Administrative Agent or the Lenders to rely upon them.

(g) Releases. As a material inducement to Administrative Agent and the Lenders to enter into this Amendment and to grant concessions to the Loan Parties, all in accordance with and subject to the terms and conditions of this Amendment, each Loan Party:

(i) Does hereby remise, release, acquit, satisfy and forever discharge Administrative Agent and the Lenders and their subsidiaries and affiliates, and all of their respective past, present and future officers, directors, employees, agents, attorneys, representatives, participants, heirs, successors and assigns (each a “Releasee” and collectively, the “Releasees”) from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, arguments, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, either now accrued or hereafter maturing or whether known or unknown, which any Loan Party now has or hereafter can, shall or may have by reason of any manner, cause or things, from the beginning of the world to and including the date of this Amendment, with respect to matters arising out of, in connection with or related to (A) any and all obligations owed or owing to any Releasee under any document evidencing financial arrangements by, among and between such Releasee and any Loan Party, relating to the Credit Agreement, and including, but not limited to, the administration or funding thereof; (B) the Credit Agreement and indebtedness evidenced and secured thereby; or (C) any other agreement or transaction between any Loan Party and any Releasee entered into in connection with the Credit Agreement, except that the Loan Parties shall have no obligation hereunder to a Releasee with respect to any of the foregoing matters resulting from the gross negligence or willful misconduct of such Releasee as finally determined by a court of competent jurisdiction.

(ii) Does hereby covenant and agree never to institute or cause to be instituted or continued prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any Releasee by reason of or in connection with any of the foregoing matters, claims or causes of action; provided, however, that the foregoing release and covenant not to sue shall not apply to any claim arising after the date of this Amendment with respect to acts, occurrences or events after the date of this Amendment; and, further provided that the foregoing release and covenant not to sue shall not apply to any rights or claims, if any, of any third party creditors of any Loan Party. If any Loan Party or any of its successors, assigns or other legal representations violates the foregoing covenant, such Loan Party and its successors, assigns and legal representatives, jointly and severally agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

(iii) Does hereby expressly acknowledge and agree that the covenants and agreements of Administrative Agent and the Lenders contained in this Amendment shall not be construed as an admission of any wrongdoing, liability or culpability on the part of Administrative Agent or any Lender or as any admission by Administrative Agent or any Lender of the existence of claims by any Loan Party against Administrative Agent, the Lenders or any other Releasee. Each Loan Party, Administrative Agent and the Lenders acknowledge and agree that the value to the Loan Parties of the covenants, consents and agreements on the part of Administrative Agent and the Lenders contained in this Amendment substantially and materially exceed any and all value of any kind or nature whatsoever of any claims or other liabilities waived or released by the Loan Parties.

(iv) Notwithstanding anything contained in this Amendment, the general release set forth in this Amendment shall not extend to and shall not include any duties or obligations of Administrative Agent or the Lenders in the Credit Agreement as modified by this Amendment or in any of the Loan Documents.

(h) Entire Agreement. This Amendment represents the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof and supersedes all prior understandings, negotiations, correspondence and agreements of the parties regarding such subject matter.

(i) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF OTHER THAN SUCH SECTION 5-1401.

(j) Incorporation of Credit Agreement Provisions. The provisions contained in Sections 10.9, 10.12, and 10.17 of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

(k) Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Remainder of page intentionally blank; next page is signature page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

TREAN CORPORATION, a Minnesota corporation

By:	/s/ Nicholas J. Vassallo
Name:	Nicholas J. Vassallo
Title:	Chief Financial Officer and Treasurer

BENCHMARK ADMINISTRATORS, LLC, a
California limited liability company

By:	/s/ Nicholas J. Vassallo
Name:	Nicholas J. Vassallo
Title:	Chief Financial Officer and Treasurer

TREAN INSURANCE GROUP, INC., a
Delaware corporation, as Holdings and a Borrower

By:	/s/ Nicholas J. Vassallo
Name:	Nicholas J. Vassallo
Title:	Chief Financial Officer and Treasurer

TREAN

SECOND AMENDMENT TO SECOND A&R CREDIT AGREEMENT

SIGNATURE PAGE

OTHER LOAN PARTIES:

WESTCAP INSURANCE SERVICES, LLC, a
California limited liability company

By:	/s/ Nicholas J. Vassallo
Name:	Nicholas J. Vassallo
Title:	Chief Financial Officer and Treasurer

TREAN REINSURANCE SERVICES, LLC, a
Minnesota limited liability company

By:	/s/ Nicholas J. Vassallo
Name:	Nicholas J. Vassallo
Title:	Chief Financial Officer and Treasurer

COMPSTAR INSURANCE SERVICES, LLC,
a California limited liability company

By:	/s/ Nicholas J. Vassallo
Name:	Nicholas J. Vassallo
Title:	Chief Financial Officer and Treasurer

TREAN

SECOND AMENDMENT TO SECOND A&R CREDIT AGREEMENT

SIGNATURE PAGE

FIRST HORIZON BANK, as Administrative Agent, Swingline Lender and a Lender

By:	/s/ Leslie Johnson
	Name:	Leslie Johnson
	Title:	Group Head – Healthcare Sponsor Finance

TREAN

SECOND AMENDMENT TO SECOND A&R CREDIT AGREEMENT

SIGNATURE PAGE

EXHIBIT A

Amended Credit Agreement

See attached.

~~Execution Copy~~

EXHIBIT A TO SECOND AMENDMENT

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

[1]SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

TREAN INSURANCE GROUP, INC.,

as Holdings and a Borrower,

TREAN CORPORATION~~,~~

~~TREAN COMPSTAR HOLDINGS LLC~~, and

BENCHMARK ADMINISTRATORS, LLC,

as the Borrower,

The Other Loan Parties from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

and

FIRST HORIZON BANK,

as Administrative Agent

Dated as of July 16, 2020

FIRST HORIZON BANK,

as Sole Lead Arranger and Book Runner

[1]

As amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of May 6, 2022, and that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of September 28, 2022.

TABLE OF CONTENTS

Page
Section 1. DEFINITIONS		2
1.1	Defined Terms	2
1.2	Other Definitional Provisions	~~32~~36

Section 2. AMOUNT AND TERMS OF COMMITMENTS		~~32~~37
2.1	Term Commitments	~~32~~37
2.2	[Reserved]	~~33~~37
2.3	Repayment of Term Loans	~~33~~38
2.4	Revolving Commitments	~~34~~39
2.5	Procedure for Revolving Loan Borrowing	~~34~~39
2.6	Swingline Commitment	~~35~~40
2.7	Procedure for Swingline Borrowing; Refunding of Swingline Loans	~~35~~40
2.8	Commitment Fees, etc.	~~37~~42
2.9	Termination or Reduction of Revolving Commitments	~~37~~42
2.10	Optional Prepayments	~~37~~42
2.11	Mandatory Prepayments and Commitment Reductions	~~38~~43
2.12	Conversion and Continuation Options	~~39~~44
2.13	Limitations on ~~Eurodollar~~SOFR Tranches	~~40~~45
2.14	Interest Rates and Payment Dates	~~40~~45
2.15	Computation of Interest and Fees	~~41~~46
2.16	~~Inability to Determine Interest Rate~~ Benchmark Replacement Setting	~~41~~46
2.17	Pro Rata Treatment and Payments	~~42~~49
2.18	Requirements of Law	~~43~~50
2.19	Taxes	~~45~~52
2.20	Indemnity	~~47~~54
2.21	Change of Lending Office	~~48~~55
2.22	Replacement of Lenders	~~48~~55
2.23	Defaulting Lenders	~~48~~55
~~2.24~~	~~Eurodollar Replacement Rate~~	~~57~~

Section 3. RESERVED		~~51~~58

Section 4. REPRESENTATIONS AND WARRANTIES		~~51~~58
4.1	Financial Condition	~~51~~58
4.2	No Change	~~52~~59
4.3	Existence; Compliance with Law	~~52~~59
4.4	Power; Authorization; Enforceable Obligations	~~52~~60
4.5	No Legal Bar	~~53~~60
4.6	Litigation	~~53~~60
4.7	No Default	~~53~~61
4.8	Ownership of Personal Property; Liens	~~53~~61
4.9	Ownership of Real Property; Liens	~~53~~61
4.10	Intellectual Property	~~54~~61
4.11	Taxes	~~54~~62

4.12	Federal Regulations	~~54~~62
4.13	Labor Matters	~~54~~62
4.14	ERISA	~~55~~62
4.15	Investment Company Act; Other Regulations	~~55~~63
4.16	Subsidiaries	~~55~~63
4.17	Use of Proceeds	~~55~~63
4.18	Environmental Matters	~~56~~64
4.19	Accuracy of Information, Beneficial Ownership, etc.	~~57~~65
4.20	Guarantee and Collateral Agreement	~~57~~65
4.21	Solvency	~~58~~66
4.22	Insurance	~~58~~66
4.23	[Reserved]	~~58~~66
4.24	Material Contracts	~~58~~66
4.25	OFAC	~~58~~66
4.26	USA PATRIOT Act	~~58~~66
4.27	Anti-Corruption Laws	~~59~~67
4.28	EEA Financial Institution	~~59~~67

Section 5. CONDITIONS PRECEDENT		~~59~~67
5.1	Conditions to Initial Extension of Credit	~~59~~67
5.2	Conditions to Each Extension of Credit Subsequent to the Closing Date	~~62~~70

Section 6. AFFIRMATIVE COVENANTS		~~63~~72
6.1	Financial Statements	~~64~~72
6.2	Certificates; Other Information	~~65~~73
6.3	Payment of Obligations	~~66~~75
6.4	Maintenance of Existence; Compliance with Laws and Other Agreements	~~67~~75
6.5	Maintenance of Property; Insurance	~~67~~75
6.6	Inspection of Property; Books and Records; Discussions	~~67~~76
6.7	Notices	~~68~~76
6.8	Environmental Laws	~~69~~77
6.9	Additional Collateral, etc.	~~69~~78
6.10	Field Audit	~~71~~79
6.11	Use of Proceeds	~~71~~79
6.12	Primary Depository Banking Relationships; Cash Management	~~71~~79
6.13	Real Estate Items	~~71~~80
6.14	Unrestricted Subsidiaries	~~72~~80
6.15	Other Post-Closing Matters	~~73~~81
6.16	Further Assurances	~~73~~81

Section 7. NEGATIVE COVENANTS		~~73~~82
7.1	Financial Condition Covenants	~~73~~82
7.2	Indebtedness	~~75~~83
7.3	Liens	~~76~~85
7.4	Fundamental Changes	~~78~~87
7.5	Disposition of Property	~~79~~87
7.6	Restricted Payments	~~79~~88

-ii-

7.7	Investments	~~82~~91
7.8	Modifications of Certain Instruments	~~83~~92
7.9	Transactions with Affiliates	~~83~~92
7.10	Sales and Leasebacks	~~84~~93
7.11	Swap Agreements	~~84~~93
7.12	Changes in Fiscal Periods	~~84~~93
7.13	Negative Pledge Clauses	~~84~~94
7.14	Clauses Restricting Subsidiary Distributions	~~85~~94
7.15	Lines of Business	~~85~~94
7.16	Trean Indenture, BIC/Trean Agreement	~~85~~94
7.17	Specified Shareholder Subordination Agreement	~~85~~95

Section 8. EVENTS OF DEFAULT		~~86~~95

Section 9. THE AGENTS		~~89~~98
9.1	Appointment	~~89~~98
9.2	Delegation of Duties	~~89~~99
9.3	Exculpatory Provisions	~~89~~99
9.4	Reliance by Administrative Agent	~~90~~99
9.5	Notice of Default	~~90~~100
9.6	Non-Reliance on Administrative Agent and Other Lenders	~~91~~100
9.7	Indemnification	~~91~~100
9.8	Administrative Agent in Its Individual Capacity	~~91~~101
9.9	Successor Administrative Agent	~~92~~101

Section 10. MISCELLANEOUS		~~92~~102
10.1	Amendments and Waivers	~~92~~102
10.2	Notices	~~93~~103
10.3	No Waiver; Cumulative Remedies	~~95~~104
10.4	Survival of Representations and Warranties	~~95~~104
10.5	Payment of Expenses and Taxes	~~95~~105
10.6	Successors and Assigns; Participations and Assignments	~~96~~106
10.7	Adjustments; Setoff	~~99~~109
10.8	Counterparts	~~100~~110
10.9	Severability	~~100~~110
10.10	Integration	~~100~~110
10.11	GOVERNING LAW	~~101~~111
10.12	SUBMISSION TO JURISDICTION; WAIVERS	~~101~~111
10.13	Acknowledgements	~~101~~111
10.14	Termination; Releases of Guarantees and Liens	~~102~~112
10.15	Interest and Loan Charges	~~102~~112
10.16	Confidentiality	~~103~~113
10.17	WAIVERS OF JURY TRIAL	~~103~~113
10.18	Patriot Act Notice	~~103~~114
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~104~~114
10.20	Joint and Several	~~104~~114
10.21	Acknowledgement Regarding any Supported QFCs	~~104~~114
10.22	Amendment and Restatement	~~105~~115

-iii-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of July 16, 2020, by and among TREAN INSURANCE GROUP, INC., a Delaware corporation (“Holdings”), TREAN CORPORATION, a Minnesota corporation (“Trean~~”), TREAN COMPSTAR HOLDINGS LLC, a Delaware limited liability company (“Trean Compstar~~”) and BENCHMARK ADMINISTRATORS, LLC (“BA LLC” and together with Holdings~~, Trean~~ and Trean ~~Compstar~~, collectively the “Borrower”), the other Loan Parties (as defined herein) from time to time party hereto, the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and FIRST HORIZON BANK, in its capacity as administrative agent and collateral agent for the Lenders (the “Administrative Agent”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H :

WHEREAS, Borrower, the other Loan Parties party thereto, the Existing Lenders and Administrative Agent entered into that certain Credit Agreement dated as of the Initial Closing Date (as the same was amended, restated or otherwise modified prior to the First Amended and Restated Closing Date, the “Initial Credit Agreement”) pursuant to which the Existing Lenders made available to the Borrower a $27,500,000 term loan facility and a $3,000,000 revolving credit facility, on the terms and conditions contained therein;

WHEREAS, Borrower, the other Loan Parties party thereto, the Existing Lenders and Administrative Agent entered into that certain Amended and Restated Credit Agreement dated as of the First Amended and Restated Closing Date (as the same has been amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) pursuant to which the Existing Lenders made available to the Borrower a $33,000,000 term loan facility and a $2,000,000 revolving credit facility, on the terms and conditions contained therein;

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 5;

WHEREAS, it is the intent of the parties hereto that this Agreement (i) not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and (ii) amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of each Borrower and each other Loan Party outstanding thereunder;

WHEREAS, the Loan Parties desire to secure or to continue to secure all of their Obligations under the Loan Documents by granting or continuing and reaffirming a security interest in and lien granted to Administrative Agent, for the benefit of the Lenders, upon the Collateral;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1. Where the meaning of any term is stated to be “None”, “Not applicable” or “N/A”, provisions of this Agreement using such term shall be disregarded as to such term.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1⁄2 of 1%, and (c) ~~if then being determined in accordance with the definition thereof, the Eurodollar Base Rate applicable to U.S. dollars~~Term SOFR for a ~~period of~~ one -month ~~(“One Month LIBOR”) plus 1.00% (such One Month LIBOR to be based on such rate as appearing on the Bloomberg reporting service (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day~~term in effect on such day (taking into account any Term SOFR floor under the definition of “Term SOFR”). For purposes hereof: “Prime Rate” shall mean the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time (the Prime Rate not being intended to be the lowest or best rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or ~~One Month LIBOR~~Term SOFR shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Rate, or ~~One Month LIBOR~~Term SOFR, as the case may be. Notwithstanding anything to the contrary herein, ABR shall not be less than zero.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquired Business”: the entity or assets comprising a division or business line, segment or unit, in each case engaged in the Business, acquired by Borrower or a Subsidiary of Borrower in an Acquisition, whether before or after the date hereof.

“Acquisition”: the acquisition by any Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person, or of a division or other business segment, line or unit of another Person, or at least a majority of the voting Capital Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent”: First Horizon Bank, together with its affiliates, as the administrative agent and collateral agent for the Lenders under this Agreement and the other Loan Documents, together with its successors and assigns in such capacity.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Amendment”: as defined in Section 2.24.

“Anti-Corruption Laws”: the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq, the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: for ~~Eurodollar~~SOFR Loans, ~~4.50~~3.50 % and for ABR Loans, ~~3.50~~2.50%.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition or series of related Dispositions of Property (including Capital Stock, but excluding any such Disposition permitted by Section 7.5, other than clause (h) thereof) that yields gross proceeds to any Group Member (other than any Unrestricted Subsidiary) (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, pursuant to this Agreement as of such date.

“Average Life”: as of any date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the date of each scheduled principal payment of such Indebtedness multiplied by the amount of such payment by (b) the sum of all such payments.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benchmark”: ~~Benchmark Holding Company~~ initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then- current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).

“Benchmark Entities”: ~~Benchmark~~BHC and each of its Subsidiaries.

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefited Lender”: as defined in Section 10.7(a).

“BHC”: Benchmark Holding Company.

“BIC”: means BIC Holdings, LLC.

“BIC Subordination Agreement”: that certain subordination agreement of even date herewith by and among the Administrative Agent, BIC, and Trean Reinsurance Services, LLC.

“BIC/Trean Agreement”: that certain Brokerage Sharing Agreement dated as of July 1, 2016 between Trean Reinsurance Services, LLC and BIC.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: the business of providing insurance management, insurance and reinsurance consulting and reinsurance placement services, together with activities and businesses incidental or otherwise reasonably related to that primary business.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in Tennessee or New York are authorized or required by law to close~~, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in US Dollar deposits in the London interbank market~~.

“Business Disposition”: any Disposition of its property or series of related Dispositions of its property or a division or other business unit or segment, or a majority of its voting Capital Stock (whether or not involving a merger or consolidation with any other Person).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries (other than (a) Permitted Acquisitions and (b) any expenditures made with proceeds of (i) any Disposition to the extent such expenditures are used to purchase Property that is useful in the Business or (ii) Excluded Issuances) that are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, member interests in a limited liability company or partner interests in a partnership, any and all equivalent ownership interests in any other type of Person and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in US Dollars, with the Administrative Agent, pursuant to documentation in form and substance substantially consistent with the Security Documents and otherwise reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, ~~time deposits, eurodollar~~ time deposits or overnight bank deposits having maturities of 12 months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000, or any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”); (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper or variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any Lender, Approved Bank or recognized securities dealer having capital and surplus in excess of $500,000,000, having a term of not more than ninety (90) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any Approved Bank; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000.

“Client Mark”: as defined in Section 10.16.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date is the date hereof.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Contribution Agreements”: as defined in Section 5.1(w).

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.50% per annum.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Compstar”: Compstar Insurance Services, LLC a California limited liability company.

“Compstar Acquisition”: that acquisition by Compstar Holdco of all of the equity interests of Compstar from Exstar Financial Corporation.

“Compstar Acquisition Documents”: Membership Interest Purchase Agreement, dated as of the Initial Closing Date, by and among Exstar Financial Corporation, Compstar Holdco and Compstar, and Restrictive Covenant Agreement, dated as of the Initial Closing Date, by and between Steven Shinn and Compstar

“Compstar Holdco”: Compstar Holding Company LLC, a Delaware limited liability company.

“Compstar/Oak Street Credit Agreement”: Credit Agreement, dated as of the Initial Closing Date, by and among Compstar Holdco, Compstar, Blake A. Baker and Oak Street Funding LLC (as amended, restated, supplemented or modified from time to time), whereby Oak Street Funding LLC has provided certain financial accommodations to Compstar Holdco and Compstar.

“Conforming Changes”: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Adjusted EBITDA”: Consolidated EBITDA, adjusted as follows for the purposes of calculating adjustments to Consolidated EBITDA for any Reference Period solely for purposes of determining the Consolidated Senior Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio: If at any time during such Reference Period, Holdings or any Restricted Subsidiary shall have made any Permitted Acquisition or Business Disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition or Business Disposition, as the case may be, occurred on the first day of the Reference Period. If at any time during such Reference Period, any Restricted Subsidiary is designated as an Unrestricted Subsidiary, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such designation, occurred on the first day of the Reference Period. Consolidated EBITDA amounts attributable to the applicable business in any such Permitted Acquisition or Business Disposition or to any Subsidiary subject to any such designation shall be calculated in a manner consistent with that used in determining Consolidated EBITDA for Holdings, and to the extent such amounts are not based on audited financial statements, then such amounts to be reflected in determining Consolidated Adjusted EBITDA shall be approved by the Administrative Agent in its reasonable discretion.

“Consolidated Current Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries and (b) without duplication of the preceding clause (a), all Indebtedness consisting of the outstanding principal amount of any Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any Reference Period, Consolidated Net Income of Holdings and its Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as an expense or charge in the determination of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, (d) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers or employees of Holdings and its Subsidiaries incurred during such period, (e) legal fees, closing fees and expenses incurred in connection with the execution and delivery of this Agreement and paid within sixty days after the Closing Date, (f) one-time transaction costs or charges (whether cash or non-cash) paid or incurred during such period in respect of the Facilities (including, for the avoidance of doubt, any reasonable and documented costs or charges incurred in connection with entry into this Agreement and the other Loan Documents entered into on the Closing Date), (g) one-time reasonable and documented transaction costs or charges paid or incurred during such period in relation to a Qualified Initial Public Offering, any Permitted IPO Restructuring, any Permitted

Acquisition or any financing of any such Permitted Acquisition, to the extent such costs or charges are (1) cash amounts paid during such period, or (2) non-cash amounts approved by the Administrative Agent for inclusion in this clause (g), (h) amounts paid in cash or accrued pursuant to the Sponsor Management Agreement during such period and that are otherwise permitted to be paid or not prohibited from being accrued, as applicable, hereunder, (i) Specified Shareholder Bonus Payments made in cash during such period to the extent permitted by Section 7.6(h), (j) non-cash charges arising from non-cash dividends or distributions on Capital Stock during such period, (k) any (1) extraordinary or non-recurring charges, expenses or losses including, costs related to severance, relocations, integration, facilities opening and closing and other restructuring costs, and (2) other non-cash charges incurred during such period as approved by the Administrative Agent for purposes of calculating Consolidated EBITDA, provided that all such charges, expenses and losses described in the preceding subclauses (1) and (2) shall in no event exceed (for purposes of such calculation) $750,000 in any Reference Period, and (l) solely for purposes of determining compliance with the financial covenants set forth in Section 7.1, in respect of any period in which a Specified Equity Contribution was made, the amount of such Specified Equity Contribution, minus, to the extent included in the determination of such Consolidated Net Income for such period, the sum of (i) interest income, and (ii) income tax credits (to the extent not netted from income tax expense), (iii) any other non-cash income or other non-cash items.

“Consolidated Fixed Charge Coverage Ratio”: as of the last day of any Reference Period, the ratio of (a) Consolidated Adjusted EBITDA for the most recently ended Reference Period minus the sum of (i) income taxes paid or payable in cash for such period, (ii) Capital Expenditures (to the extent not financed with the proceeds of permitted Funded Debt (other than the Loans) or the proceeds of any Recovery Event) for such period, (iii) payments made in cash pursuant to the Sponsor Management Agreement during such period to the extent permitted by the Management Fee Subordination Agreement, and (iv) Specified Shareholder Bonus Payments made in cash during such period to the extent permitted by Section 7.6(h), all as determined in accordance with GAAP, to (b) Consolidated Fixed Charges for such period (adjusted in the case of any Reference Period in which a Permitted Acquisition or Business Disposition occurs in a similar manner as set forth in the definition of Consolidated Adjusted EBITDA);provided, however, that solely for the purpose of calculating the Fixed Charge Coverage Ratio for the first three fiscal quarters following the Closing Date, Consolidated Fixed Charges shall be calculated on an annualized basis such that, for the first fiscal quarter following the Closing Date, the Consolidated Fixed Charges shall be the actual Consolidated Fixed Charges incurred by Holdings and its Restricted Subsidiaries during such fiscal quarter multiplied by 4; for the second fiscal quarter following the Closing Date, the Consolidated Fixed Charges shall be the actual Consolidated Fixed Charges incurred by Holdings and its Restricted Subsidiaries during such two-quarter period multiplied by 2; and, for the third fiscal quarter following the Closing Date, the Consolidated Fixed Charges shall be the actual Consolidated Fixed Charges incurred by Holdings and its Restricted Subsidiaries during such three-quarter period multiplied by 1.33. Such calculations shall take into account all Indebtedness incurred or assumed, or repaid, as the case may be, in connection with Permitted Acquisitions or Business Dispositions, effective as of the first day of such Reference Period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of the following for Holdings and its Restricted Subsidiaries on a consolidated basis: (a) Consolidated Interest Expense paid or payable in cash for such period and (b) payments scheduled to be made during such period on account of principal of Indebtedness of Holdings or any of its Restricted Subsidiaries (including principal amounts attributable to Capital Lease Obligations and scheduled principal payments in respect of the Term Loans) all as determined in accordance with GAAP.

“Consolidated Interest Expense”: for any Reference Period, the sum of total interest expense (including the interest component attributable to Capital Lease Obligations and the interest component attributable to the Trean Indenture) of Holdings and its Restricted Subsidiaries for such period, regardless of whether expensed or capitalized and regardless of whether paid during such period, with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, whether or not actually paid or received during such period).

“Consolidated Net Income”: for any Reference Period, the consolidated net income (or loss) of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) during such period, to the extent included or reflected therein (a) extraordinary gains, charges, expenses and losses, (b) any gains, charges, expenses and losses attributable to write-ups or write-downs of assets, asset dispositions or discontinued operations, (c) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries, or the date that such Person’s assets are otherwise acquired in any Acquisition by Holdings or any of its Restricted Subsidiaries, (d) the income (or deficit) of any Person (other than a Restricted Subsidiary of Holdings) in which Holdings or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Restricted Subsidiary in the form of cash dividends or similar distributions and (e) the undistributed earnings of any Restricted Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

“Consolidated Senior Debt”: Consolidated Total Debt (other than Indebtedness under the Trean Indenture and any other Subordinated Indebtedness).

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of Holdings and its Restricted Subsidiaries outstanding at such date (other than Indebtedness of the type described in clause (k) of the definition of Indebtedness), determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Leverage Ratio”: as of the last day of any Reference Period, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated Adjusted EBITDA for such period. Such calculations shall take into account all Indebtedness incurred or assumed, or repaid, as the case may be, in connection with Permitted Acquisitions or Business Dispositions, effective as of the first day of such Reference Period.

“Consolidated Working Capital”: at any time, the excess of (i) Consolidated Current Assets at such time minus cash and Cash Equivalents at such time, over (ii) Consolidated Current Liabilities at such time; provided, that Consolidated Working Capital shall be calculated on a pro forma basis to address the impact of any Permitted Acquisition consummated during such period of determination.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate”: with respect to the Sponsor, any Person (other than a natural Person) that (a) is organized by the Sponsor or an Affiliate of the Sponsor for the purpose of making equity investments in one or more companies and (b) is controlled by, or is under common control with, the Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Cure Right”: as defined in Section 7.1(c).

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default”: any of the events specified in Section 8, regardless of whether any requirement for the giving of notice, the lapse of any cure period, or both (in each case as set forth in Section 8), has been satisfied.

“Defaulting Lender”: at any time, a Lender as to which the Administrative Agent has notified the Borrower that (a) such Lender has failed for three (3) or more Business Days to comply with its obligations under this Agreement to make a Loan or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (b) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, (c) such Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender pursuant to the foregoing will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will send promptly to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, Division of a limited liability company or otherwise or other disposition thereof (but excluding any disposition occurring in connection with a Recovery Event). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock or in connection with a change of control or sale of such issuer or its Subsidiaries), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock or in connection with a change of control or sale of such issuer or its Subsidiaries), in whole or in part, (c) provides for the scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the first anniversary of the Term Loan Maturity Date.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” pursuant to Section 18-217 of the Delaware Limited Liability Company Act or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary”: any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health (with respect to environmental and exposure hazards) or the environment, including those relating to the generation, recycling, use, reuse, sale, storage, handling, transport, treatment or disposal of Hazardous Materials, including the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., the Clean Air Act, 42 U.S.C. §7401, et seq., the Clean Water Act of 1977, 33 U.S.C. §1251, et seq., and any rules and regulations promulgated or published thereunder, and any state, regional, county or local statute, law, rule, regulation or ordinance now or hereafter in effect that relates to public health and safety (with respect to environmental and exposure hazards) or the discharge, emission or disposal of Hazardous Materials in or to air, water, land or groundwater, to the use, handling or disposal of asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons or urea formaldehyde, to the treatment, transportation, release, storage, disposal or management of Hazardous Materials, or to exposure to Hazardous Materials.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

~~“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the greater of (i) 0.50%, and (ii) the offered rate for deposits in US Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Bloomberg reporting service at or about 11:00 a.m., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that the rate described in clause (ii) does not appear on the Bloomberg reporting service, such rate described in clause (ii) shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which major U.S. banks are offered US Dollar deposits at or about 11:00 a.m. (London, England time) two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where their eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein, as determined by the Administrative Agent. If Bloomberg reporting service no longer reports the rate described in clause (ii) and the Administrative Agent in good faith determines that it cannot determine the rate described in clause (ii) as provided in the immediately preceding sentence, then, subject to Section 2.24 in the circumstances described therein, the Administrative Agent shall determine the Eurodollar Base Rate utilizing a comparable or successor rate as approved by the Administrative Agent and the Borrower, provided, that until such time as the Administrative Agent and the Borrower approve a successor rate, then the provisions of Section 2.16 shall apply.~~

~~“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.~~

~~“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):~~

~~Eurodollar Rate = Eurodollar Base Rate ÷ (1.00 – Eurodollar Reserve Requirements)~~

~~“Eurodollar Replacement Rate”: as defined in Section 2.24.~~

~~“Eurodollar Replacement Rate Conforming Changes”: as defined in Section 2.24.~~

~~“Eurodollar Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.~~

~~“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (regardless of whether such Loans shall originally have been made on the same day).~~

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of a cure period, or both (in each case as set forth in Section 8), has been satisfied.

“Excess Cash Flow”: for any period of Holdings and its Restricted Subsidiaries, an amount equal to (a) Consolidated EBITDA for such period, minus (b) the sum of (i) Capital Expenditures paid in cash during such period (other than any such amounts financed with Indebtedness (other than the Revolving Loans)), (ii) Consolidated Interest Expense paid in cash during such period, (iii) the aggregate of all income taxes paid in cash during such period, (iv) cash payments made on account of principal amounts scheduled to be paid during such period in respect of Indebtedness during such period (including principal amounts attributable to Capital Lease Obligations and scheduled principal payments in respect of the Term Loans), (v) the amount of any mandatory cash principal prepayments (other than any mandatory prepayments made in respect of prior year Excess Cash Flow) made in respect of the Loans during such period (but only, in the case of payments in respect of Revolving Loans, to the extent that the Revolving Commitments are permanently reduced by the amount of such payments), (vi) cash payments made in respect of the items described in clauses (e), (f) and (g) in the definition of Consolidated EBITDA, and (vii) any increase in Consolidated Working Capital during such period, plus (c) any decrease in Consolidated Working Capital during such period.

“Excluded Issuance”: (a) any capital contribution by, or issuance of Capital Stock to, any Person holding Capital Stock in a Group Member on the Closing Date or any Affiliates of such Persons, (b) any capital contribution by, or issuance of Capital Stock to, management of any Group Member in connection with option or other compensation arrangements and (c) any capital contribution by, or issuance of Capital Stock to, any Person, the proceeds of which are used to make Capital Expenditures or Permitted Acquisitions permitted hereunder.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes”: with respect to any Lender or the Administrative Agent (a) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on such Person as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Person is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to any such Person that has failed to comply with Section 2.19(f); and (d) any taxes that are imposed by reason of FATCA.

“Existing Lenders” means, collectively, the “Lenders” and the “Administrative Agent”, each as defined in the Existing Credit Agreement.

“Facility”: each of (a) the Term Commitments and the Term Loans made hereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”: Sections 1471, 1472, 1473 and 1474 of the Code.

“Federal Funds Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the last Business Day of each March, June, September and December occurring after the Closing Date, and (b) the last day of the Revolving Commitment Period.

“Financial Covenant Standstill Period”: as defined in Section 7.1(c).

“First Amended and Restated Closing Date”: May 26, 2020.

“First Amended and Restated Closing Date Distribution”: as defined in Section 4.17.

“First Horizon Bank”: First Horizon Bank and its successors and assigns.

“Floor”: a rate of interest equal to 0.00%.

“Foreign Subsidiary”: any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in Section 4.1(a). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower, the Administrative Agent and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Change” refers to a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding the foregoing, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to the changes to GAAP under FASB ASU 2016-02 which, upon the effectiveness thereof, would require the capitalization of leases previously characterized as “operating leases”.

“Governmental Authority”: any nation or government, any federal, state, municipal, local or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, tribunal, arbitral body, department, administration, authority, program, plan, office, commission, board, bureau, division, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings and each of its Subsidiaries.

“Guarantee and Collateral Agreement”: the Second Amended and Restated Guarantee and Collateral Agreement of even date herewith, executed and delivered by each Loan Party in favor of the Administrative Agent.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or that is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other monetary obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Holdings and the Borrower in good faith.

“Guarantors”: collectively, all Restricted Subsidiaries of Holdings other than the Borrower and any Foreign Subsidiaries.

“Hazardous Material”: any material, substance, pollutant or waste that is defined or designated as a hazardous material, hazardous substance, hazardous waste, pollutant, contaminant or toxic substance under any Environmental Law or otherwise is regulated under any Environmental Law, including asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons, urea formaldehyde and medical and infectious wastes.

“Holdings”: as defined in the preamble hereto.

“Indebtedness”: of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (including all obligations (including contingent obligations) described in Section 7.2(g) to the extent the same constitute any portion of the consideration payable in respect of any Acquisition, but excluding trade payables incurred in the ordinary course of such Person’s business on terms customary in such business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Purchase Money Debt and Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (other than trade letters of credit), (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire, for cash or Cash Equivalents or for any obligation of such Person otherwise constituting Indebtedness as herein defined, any Disqualified Capital Stock of such Person, valued, in the case of redeemable preferred Disqualified Capital Stock, at its involuntary liquidation preference plus, without duplication, accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, regardless of whether such Person has assumed or become liable for the payment of such obligation, (j) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction that is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, and (k) the net obligations of such Person in respect of Swap Agreements.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Initial Closing Date”: means April 3, 2018.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Interest Payment Date”: (a) as to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any ~~Eurodollar~~SOFR Loan, the last day of the applicable Interest Period and, for Interest Periods longer than three months, each of the respective dates that fall every three months after the beginning of such Interest Period, (c) as to any Swingline Loan, the last Business Day of each calendar month, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any ~~Eurodollar~~SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such ~~Eurodollar~~SOFR Loan and ending one~~, two,~~ or three or, subject to availability, six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such ~~Eurodollar~~SOFR Loan and ending one~~, two,~~ or three or, subject to availability, six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 a.m., Central time, on the date that is three (3) U.S. Government Securities Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(c) ~~(a)~~ if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(d) ~~(b)~~ the Borrower may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Termination Date or an Interest Period under the Term Facility that would extend beyond the date final payment is due on the Term Loans;

(e) ~~(c)~~ any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(f) ~~(d)~~ the Borrower shall select Interest Periods so as not to require a payment or prepayment of any other outstanding ~~Eurodollar~~SOFR Loan during an Interest Period for such Loan.

“Investment”: the making of any loan, advance, extension of credit or capital contribution to, or the acquisition of any stock, bonds, notes, debentures or other obligations or securities of, or the acquisition of any other interest in or the making of any other investment in, any Person. For purposes of Section 7.7, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Borrower or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by any repayment of principal or a return of capital, as the case may be; provided that no such repayment of principal, return of capital, payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such repayment of principal, return of capital, payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net

Income. If the Borrower or any Restricted Subsidiary Disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such Disposition, such Subsidiary ceases to be a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such Disposition equal to the fair market value of the Capital Stock of such Subsidiary not Disposed of.

“Landlord Agreement”: with respect to any Leasehold Property, a letter, certificate or other instrument in writing, in form and substance reasonably satisfactory to the Administrative Agent, from the lessor under the related lease.

“Leasehold Property”: any leasehold interest of any Loan Party as lessee under any lease of real property.

“Lender Insolvency Event”: a Lender or its Parent Company (a) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) is the subject of a bankruptcy, insolvency, reorganization, conservatorship, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action indicating its consent to or acquiescence in any such proceeding or appointment or (c) becomes the subject of a Bail-In Action.

“Lenders”: as defined in the preamble hereto, which term shall also include the Swingline Lender, as the context shall require.

“Lien”: any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever in respect of property of any Person (including any deposit arrangement, preference, priority, conditional sale or other title retention agreement, and any capital lease, in any such case having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement, whether as a Revolving Loan, a Term Loan or a Swingline Loan.

“Loan Documents”: this Agreement, any Notes, the Security Documents, the BIC Subordination Agreement and any other instruments, documents and agreements further evidencing, securing or otherwise related to the Obligations and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: collectively, the Borrower and the Guarantors.

“Management Fee Subordination Agreement”: the Consulting Fee Subordination Agreement of dated as of the Initial Closing Date by and among the Administrative Agent, Altaris Capital Partners, LLC, Holdings and the Borrower; provided, that, as of the First Amended and Restated Closing Date, Exhibit A of such Consulting Fee Subordination Agreement was deemed to have been amended, as of May 1, 2017, in accordance with the amendment, dated as of May 1, 2017, to the Sponsor Management Agreement, and all payments made prior to the First Amended and Restated Closing Date in accordance with the terms of such amendment were deemed to have been approved for all purposes by the Administrative Agent and the Lenders.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract”: as defined in Schedule 4.24.

“Material Real Estate Asset”: (a) each Real Estate Asset owned in fee by a Loan Party and (b) each Leasehold Property held under a lease that is a Material Contract and at which a Loan Party conducts operations in connection with the Business.

“Moody’s”: Moody’s Investors Service, Inc. (or any successor thereto).

“Mortgage Instrument”: any mortgage, deed of trust or deed to secure debt executed by a Loan Party in favor of the Administrative Agent with respect to a Material Real Estate Asset.

“Multiemployer Plan”: a plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds as and when received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), and other reasonable fees and expenses actually incurred and paid in connection therewith, and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), reserves taken in accordance with GAAP and amounts held in escrow (until reduced, eliminated or released) and (b) in connection with any issuance or sale of Capital Stock (other than Excluded Issuances) or any incurrence of Indebtedness (other than any incurrence of Indebtedness by any Group Member (other than any Unrestricted Subsidiary) payable to any other Group Member (other than any Unrestricted Subsidiary)), the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable fees and expenses actually incurred and paid in connection therewith.

“Non-Defaulting Lender”: at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Revolving Borrowing”: as defined in Section 2.5.

“Notice of Swingline Borrowing”: as defined in Section 2.7.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, regardless of whether a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower (and with respect to any Treasury Management Agreement, any other Group Member (other than any Unrestricted Subsidiary)) to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Treasury Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that may arise under, out of or in connection with this Agreement, any other Loan Document or any Specified Swap Agreement or Treasury Management Agreement with a Lender or an affiliate of a Lender, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, the definition of ‘Obligations’ shall not include or create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company”: with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permits”: as defined in Section 4.23(a).

“Permitted Acquisition”: any Acquisition by (i) the Borrower or any wholly-owned Restricted Subsidiary (other than qualifying shares required by law) of Borrower of substantially all of the assets of an Acquired Business or (ii) the Borrower or any wholly-owned (other than qualifying shares required by law) Restricted Subsidiary of Borrower of 100% of the Stock and Stock Equivalents of an Acquired Business to the extent that each of the following conditions shall have been satisfied:

(a) ~~(e)~~ the Acquisition shall not be a hostile Acquisition;

(b) ~~(f)~~ to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.2 shall have been satisfied;

(c) ~~(g)~~ the Borrower shall have furnished to the Administrative Agent and Lenders at least ten (10) Business Days prior to the consummation of such Acquisition (1) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Administrative Agent, such other information and documents that the Administrative Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of Holdings and its Subsidiaries prepared in accordance with Section 6.1 after giving effect to the consummation of such Acquisition, (3) a duly and properly completed Compliance Certificate executed by a responsible officer of the Borrower demonstrating on a pro forma basis compliance with the covenants set forth in Section 7.1 hereof after giving effect to the consummation of such Acquisition and (4) copies of such other agreements, instruments and other documents as the Administrative Agent reasonably shall request;

(d) ~~(h)~~ the Borrower and its Restricted Subsidiaries (including any new Restricted Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Sections 6.9, 6.13 and 6.16;

(e) ~~(i)~~ no Default or Event of Default shall then exist or would exist after giving effect thereto;

(f) ~~(j)~~ except with the prior written consent of Administrative Agent, the Acquired Business has EBITDA, subject to pro forma adjustments reasonably acceptable to the Administrative Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero;

(g) ~~(k)~~ except in the case of a proposed Acquisition in which the total consideration paid or payable is less than in excess of $3,000,000 (and solely to the extent not available), to the extent requested by Administrative Agent, a financial due diligence report or businessman’s review from a big four or other nationally recognized accounting firm reasonably acceptable to the Administrative Agent with respect to any Acquired Business; and

(h) ~~(l)~~ the total cash consideration (excluding proceeds of an Excluded Issuance and Subordinated Indebtedness) paid or payable, including any earn-out or similar obligations, shall not exceed $5,000,000 per Acquisition (excluding any assumed Indebtedness permitted under Section 7.2(e)), provided that the total consideration for all such Acquisitions, including any earn-out or similar obligations, shall not exceed $5,000,000 (excluding any assumed Indebtedness permitted under Section 7.2(e)) in any fiscal year or $10,000,000 (excluding any assumed Indebtedness permitted under Section 7.2(e)) during the term of this Agreement.

“Permitted IPO Related Documents”: (i) that certain Reorganization Agreement by and among Holdings and the parties set forth therein, (ii) the Contribution Agreements, and (iii) Agreement, dated as of June 3, 2020, among Blake Baker Enterprises I, Inc., Blake Baker Enterprises II, Inc., Blake Baker Enterprises III, Inc., Blake Baker, Compstar Holdco, Trean Holdings LLC and Trean Compstar, as amended by that certain Amendment No. 1, dated as of July 6, 2020.

“Permitted IPO Restructuring”: the following restructuring steps of Trean Holdings, LLC, certain of its Subsidiaries, BIC, and certain of its Subsidiaries, collectively:

(a) ~~(m)~~ the contribution by Trean Holdings, LLC of all or substantially all of its assets and liabilities to Holdings, at that time a wholly owned Subsidiary of BIC, in exchange for shares of common stock in Holdings;

(b) ~~(n)~~ the contribution by BIC of all or substantially all of its assets and liabilities to Holdings in exchange for shares of common stock in Holdings;

(c) ~~(o)~~ the acquisition by Holdings from Blake Baker Enterprises I, Inc., Blake Baker Enterprises II, Inc. and Blake Baker Enterprises III, Inc. of their 55% equity interest in Compstar Holdco in exchange for shares of common stock in Holdings;

(d) ~~(p)~~ the contribution by Holdings of such 55% equity interest in Compstar Holdco to Trean Compstar, so that Trean Compstar will own 100% of Compstar Holdco;

(e) ~~(q)~~ the dissolution of Trean Holdings, LLC and the distribution by Trean Holdings, LLC of in-kind shares to the holders of its Capital Stock; and

(f) ~~(r)~~ the dissolution of BIC and the distribution by BIC of in-kind shares to the holders of its Capital Stock.

“Permitted Joint Venture”: a limited liability entity with no recourse to any Group Member (other than any Unrestricted Subsidiary) for the obligations of such limited liability entity.

“Permitted Refinancing Indebtedness”: any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as (a) such Indebtedness is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced, (c) the Stated Maturity of such Indebtedness is not earlier than the Stated Maturity of the Indebtedness being Refinanced, and (d) such Indebtedness is not senior in right of payment to the Indebtedness that is being Refinanced.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan, other than a Multiemployer Plan, that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 or Section 4212(c) of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Proceeding”: any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration, mediation, dispute, cause of action, inquiry, grievance, allegation, indictment, assessment, or legal, administrative or other proceeding (in each case, whether civil, criminal, administrative, investigative or informal, but not including ex parte proceedings in the U.S. Patent and Trademark Office or U.S. Copyright Office).

“Projections”: the financial projections for Trean and its Subsidiaries as delivered on behalf of the Borrower by the Sponsor to the Administrative Agent prior to the date hereof, and covering (a) each of the fiscal years ending December 31, 2020 through December 31, 2024 on a quarterly basis and (b) each of the fiscal years ending thereafter, on an annual basis.

“Properties”: any interests of any kind in any properties or assets, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Money Debt”: (a) Indebtedness of the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) that, within thirty (30) days of the purchase of fixed or capital assets in which neither the Borrower nor any of its Subsidiaries (other than Unrestricted Subsidiaries) at any time prior to such purchase had any interest, is incurred to finance part or all of (but not more than) the purchase price of such assets, and (b) Indebtedness that constitutes a renewal, extension, refunding or refinancing of, but not an increase in the principal amount of, Purchase Money Debt that is such by virtue of clause (a), is binding only upon the obligor or obligors under the Purchase Money Debt being renewed, extended or refunded.

“Qualified Capital Stock”: with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Initial Public Offering”: as defined in Section 8(k).

“Real Estate Asset”: at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Group Member (other than any Unrestricted Subsidiary) in any real property.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member (other than any Unrestricted Subsidiary) in excess of $250,000.

“Reference Period”: any period of four consecutive fiscal quarters of Holdings.

“Refinance”: in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member (other than any Unrestricted Subsidiary) in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire (whether through a purchase or other acquisition of assets or Capital Stock, directly or pursuant to a merger, consolidation or amalgamation) or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less (a) any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, construct or repair assets useful in the Borrower’s Business (directly or indirectly through a Guarantor), and (b) any amount required to be expended within ninety (90) days thereafter pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date with respect to such acquisition, construction or repair.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring ninety (90) days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, construct or repair assets useful in the Borrower’s Business (directly or indirectly through a Guarantor) with all or any portion of the relevant Reinvestment Deferred Amount.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System of the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under the PBGC regulations.

“Required Lenders”: at any time, the holders of more than 66-2/3% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Aggregate Exposure shall be excluded for purposes of determining Required Lenders.

“Requirement of Law”: as to any Person, the certificate or articles of incorporation or formation, bylaws, limited liability company or partnership agreement, and other organizational or governing documents of such Person, and any United States, federal, state, local or municipal constitution, law, treaty, statute, regulation, rule, code, ordinance, principle of common law, judgment, decree, order, injunction or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, business or operations or to which such Person or any of its property, business or operations is subject.

“Responsible Officer”: each of the chief executive officer, president, chief operating officer, chief financial officer, treasurer, general counsel (but subject to any limitations on disclosures arising from attorney-client privilege), or any executive or senior vice president of the Borrower or any other Group Member (other than any Unrestricted Subsidiary), but in any event, with respect to matters set forth in Section 6.2 and other financial matters, the chief financial officer of the Borrower or Holdings or another executive serving a similar function.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary” shall mean any existing or future direct or indirect Subsidiary of Holdings other than any Unrestricted Subsidiary; provided, that, upon any Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans in an aggregate principal or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1-C or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”: the period from and including the Initial Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the aggregate principal amount of all Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage that such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage that the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: May 26, 2025.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., together with its successors.

“Sanctioned Country”: (a) a country, territory or a government of a country or territory, (b) an agency of the government of a country or territory, or (c) an organization directly or indirectly owned or controlled by a country, territory or its government, that is subject to Sanctions.

“Sanctioned Person”: (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement, or any of the other Loan Documents to the Administrative Agent granting or perfecting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, whether pursuant to the Guarantee and Collateral Agreement or otherwise.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan”: a Revolving Loan or a Term Loan that bears interest at a rate based on Term SOFR.

“SOFR Tranche”: the collective reference to SOFR Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (regardless of whether such Loans shall originally have been made on the same day).

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, property constituting an unreasonably small capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Equity Contribution”: as defined in Section 7.1(c).

“Specified Holdings Transfer”: as defined in Section 7.4(e).

“Specified Shareholders”: means Andrew M. O’Brien and Steven B. Lee.

“Specified Shareholder Bonus Payments” means any and all bonus payments paid by Borrower to the Specified Shareholders permitted to be paid pursuant to the terms and conditions of Section 7.6(h).

“Specified Shareholder Subordination Agreement”: means any subordination agreement, in form and substance satisfactory to the Administrative Agent, providing, among other things, for the subordination of the applicable Specified Shareholder Bonus Payments to the Obligations as to right and time of payment and as to other rights and remedies thereunder.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Lender or affiliate thereof in respect of interest rates.

“Sponsor”: Altaris Capital Partners, LLC, a Delaware limited liability company, and its Controlled Investment Affiliates.

“Sponsor Management Agreement”: the Amended and Restated Consulting Agreement dated as of April 29, 2016, by and among Altaris Capital Partners, LLC and Holdings, as amended by that certain amendment thereto dated as of May 1, 2017, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Management Fee Subordination Agreement.

“Stark Law”: 42 U.S.C. §1395nn, and the regulations promulgated thereto, all as amended from time to time, and any successor statute and regulations.

“Stated Maturity”: with respect to any Indebtedness, the date specified in the governing documents thereof as the fixed date on which the final or only, as the case may be, payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer).

“Subordinated Debt Documents”: collectively, any indentures, promissory notes, bonds, loan agreements, subordination agreements, intercreditor agreements, or other agreements evidencing or governing any Subordinated Indebtedness.

“Subordinated Indebtedness”: collectively, the Indebtedness expressly permitted in Section 7.2(f), (g) or (k) that is subordinated to the Obligations on terms satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, or other entity (giving effect to the number of votes exercisable by such directors or other managers in the ordinary course and absent the happening of a contingency) are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Agreement”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Lender or any Affiliate of the Lender).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $500,000.

“Swingline Exposure”: as defined in Section 2.23.

“Swingline Lender”: First Horizon Bank, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Term Commitment”: as defined in Section 2.1.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan Maturity Date”: May 26, 2025.

“Term Loans”: as defined in Section 2.1.

“Term Percentage”: as to any Term Lender at any time prior to the Closing Date, the percentage that such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage that the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term SOFR”:

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments of all Revolving Lenders then in effect. The amount of the Total Revolving Commitments on the Closing Date is $2,000,000.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Trean Compstar”: means Trean Compstar Holdings LLC, a Delaware limited liability company.

“Trean Compstar Pledge Agreements”: collectively, (i) that certain Collateral Assignment of Membership Interest, dated as of the Initial Closing Date, between Trean Compstar and Oak Street Funding LLC, and (ii) that certain Collateral Assignment of Membership Interest, dated as of the Closing Date, between Trean Compstar and Oak Street Funding LLC.

“Trean Indenture”: that certain Indenture dated as of June 22, 2006, by and among Trean Corporation, as issuer, and Wells Fargo Bank, National Association, as trustee (as amended, restated, supplemented or otherwise modified from time to time).

“Treasury Management Agreement”: any agreement governing the provision of treasury, cash management or business credit card services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, trade finance and business credit card services.

“Type”: as to any Loan, its nature as an ABR Loan or a ~~Eurodollar~~SOFR Loan.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States”: the United States of America.

“Unrestricted Subsidiary”: means (i)  ~~Benchmark~~BHC , (ii) Benchmark Insurance Company, (iii) American Liberty Insurance Company, (iv) any Subsidiary of an Unrestricted Subsidiary and (v) to the extent agreed to in writing by the Administrative Agent and the Required Lenders, any other Subsidiary of Holdings designated by the board of directors (or similar governing body) of the Borrower as an Unrestricted Subsidiary pursuant to, and in accordance with the terms and conditions set forth in, Section 6.14. For the avoidance of doubt, the Borrower may not designate as an Unrestricted Subsidiary (x) any Borrower or (y) any Guarantor. Other than the Subsidiaries set forth in clauses (i) through (iii) hereof, there shall not be any other Unrestricted Subsidiaries as of the Closing Date.

“US Dollars” and “$”: dollars in lawful currency of the United States.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.5 and 2.10(a) and the definition of “Interest Period” in each case, such day is also a Business Day.

“U.S. Lender”: as defined in Section 2.19(f).

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) unless the context clearly indicates otherwise, the disjunctive “or” includes the conjunctive “and”, and (vi) references to instruments, documents, agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such instruments, documents, agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) In the event that performance of any obligation is due on a day that is not a Business Day, then, except as expressly provided herein, the time for such performance shall be extended to the next Business Day.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions of the Existing Credit Agreement, each Term Lender severally agreed to make a “Term Loan” (as defined in the Existing Credit Agreement) to the Borrower on the First Amended and Restated Closing Date in the amount set forth opposite such Term Lender’s name in Schedule 1.1-C under the heading “Term Loan Commitments Funded on the First Amended and Restated Closing Date” (collectively with the amount set forth opposite such Term Lender’s name in Schedule 1.1-C under the heading “Outstanding Term Loans Under Initial Credit Agreement”, and as amended to reflect assignments permitted hereunder and as such amount may be reduced pursuant to this Agreement, such Lender’s “Term Commitment”). Immediately prior to the effectiveness of this Agreement, the outstanding principal balance of such “Term Loans” (under and as defined in the Existing Credit Agreement), is $32,793,750 (the “Existing Term Loan”). On the Closing Date, the outstanding principal balance of the Existing Term Loan advanced by each Existing Lender shall be deemed to be, and hereby is, converted into a term loan (a “Term Loan”) by such Existing Lender hereunder. The Term Loans may from time to time be ~~Eurodollar~~SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 [Reserved].

2.3 Repayment of Term Loans. The outstanding principal balance of the Term Loan of each Lender shall be repaid in consecutive quarterly installments, commencing September 30, 2020, each of which shall be in an amount equal to such Lender’s Term Percentage of the Term Loans multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
September 30, 2020	$206,250
December 31, 2020	$206,250
March 31, 2021	$206,250
June 30, 2021	$412,500
September 30, 2021	$412,500
December 31, 2021	$412,500
March 31, 2022	$412,500
June 30, 2022	$412,500
September 30, 2022	$412,500
December 31, 2022	$412,500
March 31, 2023	$412,500
June 30, 2023	$825,000
September 30, 2023	$825,000
December 31, 2023	$825,000
March 31, 2024	$825,000
June 30, 2024	$825,000
September 30, 2024	$825,000
December 31, 2024	$825,000
March 31, 2025	$825,000

and the remaining outstanding principal balance of the Term Loans shall be repaid in full on the Term Loan Maturity Date.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage the aggregate principal amount of all Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, repaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be ~~Eurodollar~~SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.5 or Section 2.12.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable telephonic notice confirmed promptly in writing signed by one of the authorized individuals set forth on Schedule 2.5 in substantially the form attached hereto as Exhibit 2.5 (a “Notice of Revolving Borrowing”) (which telephonic notice must be received by the Administrative Agent prior to 10:00 a.m., Central time, (a) three (3) U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of ~~Eurodollar~~SOFR Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of ~~Eurodollar~~SOFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to $100,000 or a whole multiple of $50,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, Central time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office, or as otherwise directed in writing by the Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion and in reliance upon the agreements of the Revolving Lenders set forth in Section 2.7, make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make a Swingline Loan it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing in substantially the form attached hereto as Exhibit 2.7 (a “Notice of Swingline Borrowing”) (which telephonic notice must be received by the Swingline Lender not later than 10:00 a.m., Central time on the proposed Borrowing Date), specifying (i) the amount to be borrowed, and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $50,000 in excess thereof. Not later than 3:00 p.m., Central time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender may, in its sole discretion and in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.7, make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent, or as otherwise directed in writing by the Borrower, on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), upon notice given by the Swingline Lender no later than 10:00 a.m., Central time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving

Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 3:00 p.m., Central time, on the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the business, operations, properties, assets, financial condition or business prospects of the Borrower or any other Group Member, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee for the period from and including the Initial Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate in effect from time to time on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any written fee agreements with the Administrative Agent and to perform any other obligations contained therein, including without limitation that certain Fee Letter dated as of May 26, 2020.

2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit then outstanding would exceed the Total Revolving Commitments then in effect. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess of that amount, and shall reduce permanently the Revolving Commitments then in effect.

2.10 Optional Prepayments.

(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice (provided, that any notice for the prepayment in full of the Facilities given in connection with a proposed Refinancing of the Facilities or a proposed Disposition of a Group Member or involving the sale of all or substantially all of the Collateral may be revocable and conditioned upon the closing of such Refinancing or Disposition) delivered to the Administrative Agent no later than (i) 10:00 a.m., Central time on the date of any prepayment of Swingline Loans, which notice in each case shall specify the date and amount of prepayment and (ii) 10:00 a.m., Central time, three (3) U.S. Government Securities Business Days prior thereto, in the case of all other Loans, which notice in each case shall specify the date and amount of prepayment and whether the prepayment is of ~~Eurodollar~~SOFR Loans or ABR Loans; provided that if a ~~Eurodollar~~SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in a minimum amount of $100,000 and a whole multiple of $50,000.

(b) Prepayments pursuant to this Section 2.10 shall be made without premium or penalty (other than any amounts due pursuant to Section 2.20) and shall be applied to either the Term Loans or the Revolving Loans as directed by the Borrower. Notwithstanding anything in this Section 2.10 to the contrary, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

2.11 Mandatory Prepayments and Commitment Reductions.

(a) [Reserved].

(b) If any Indebtedness (other than any Indebtedness incurred in accordance with Section 7.2) shall be incurred by any Group Member (other than any Unrestricted Subsidiary), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied as set forth in Section 2.11(g) not later than the Business Day following receipt of such Net Cash Proceeds.

(c) If during any fiscal year of Holdings one or more Loan Parties shall receive Net Cash Proceeds from Asset Sales and Recovery Events aggregating in excess of $100,000, then unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds in excess of said $100,000 amount shall be applied as set forth in Section 2.11(g) not later than the Business Day following receipt of such Net Cash Proceeds; provided that notwithstanding the foregoing, on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied as set forth in Section 2.11(g).

(d) Within 120 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2020, the Borrower shall prepay the Obligations in accordance with Section 2.11(g) in an aggregate amount equal to the following percentages of Excess Cash Flow for such preceding fiscal year as applicable: 50% with respect to each fiscal year; provided, however, that any mandatory prepayment pursuant to this Section 2.11(d) may be waived with the written consent of all Lenders. Any voluntary prepayments made in respect of the Term Loans and the Revolving Loans (but only to the extent that the Revolving Commitments are permanently reduced by the amount of such payments in accordance with Section 2.9 hereof) during the applicable period shall be treated as a credit against any Excess Cash Flow mandatory prepayment that would otherwise be required to be made pursuant to this Section 2.11(d) with respect to such period. Any prepayment pursuant to this Section 2.11(d) shall be applied as set forth in Section 2.11(g) below.

(e) Not later than the first Business Day following the date of receipt by the Borrower of any proceeds of any Specified Equity Contribution pursuant to Section 7.1(c), the Borrower shall prepay the outstanding Obligations in an aggregate amount equal to 100% of such proceeds. The proceeds of any such Specified Equity Contribution shall be applied as set forth in Section 2.11(g).

(f) If for any reason the Revolving Extensions of Credit at any time exceed the aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans or any Swingline Loans then outstanding in an aggregate amount equal to such excess.

(g) All amounts required to be prepaid pursuant to this Section 2.11 shall be applied as follows:

(i) with respect to all amounts prepaid pursuant to the foregoing subsections (b), (c) and (e), first to the Term Loans, in inverse order of maturity (including the final payment due on the Term Loan Maturity Date), then (after the Term Loans have been paid in full) to the Swingline Loans, and then (after the Swingline Loans have been paid in full) to the Revolving Loans (but without a corresponding reduction in the aggregate Revolving Commitments then in effect);

(ii) with respect to all amounts prepaid pursuant to the foregoing subsection (d), first to the Term Loans, pro rata across remaining amortization payments (including the final payment due on the Term Loan Maturity Date), then (after the Term Loans have been paid in full) to the Swingline Loans, and then (after the Swingline Loans have been paid in full) to the Revolving Loans (but without a corresponding reduction in the aggregate Revolving Commitments then in effect); and

(iii) with respect to all amounts prepaid pursuant to the foregoing subsection (f), first to the Swingline Loans, and then (after the Swingline Loans have been paid in full) to the Revolving Loans.

Within the parameters of the applications set forth above, prepayments shall be applied first to ABR Loans and then to ~~Eurodollar~~SOFR Loans. All prepayments under this Section 2.11 shall be subject to Section 2.20, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment. Notwithstanding anything in this Section 2.11 to the contrary, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

(h) Each prepayment made pursuant to this Section 2.11 shall be accompanied by a certificate of a Responsible Officer in reasonable detail setting forth the calculation of the amount prepaid.

2.12 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert ~~Eurodollar~~SOFR Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 a.m., Central time, on the third Business Day preceding the proposed conversion date, provided that any such conversion of ~~Eurodollar~~SOFR Loans may only be made on the last day of an Interest Period with respect thereto, and provided further that if the Borrower shall fail to give any required notice as described above in this sentence, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest

Period. The Borrower may elect from time to time to convert ABR Loans to ~~Eurodollar~~SOFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 a.m., Central time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a ~~Eurodollar~~SOFR Loan when any Event of Default has occurred and is continuing unless the Administrative Agent and Required Lenders have determined in their sole discretion to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any ~~Eurodollar~~SOFR Loans may be continued as such upon the expiration of the then current Interest Periods with respect thereto by the Borrower giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 a.m. Central time, on the third Business Day preceding the proposed continuation date that (any such continuation of ~~Eurodollar~~SOFR Loans to be made only on the last day of the current Interest Period with respect thereto), which notice shall specify the length of the Interest Period to be applicable upon such continuation of such ~~Eurodollar~~SOFR Loans, provided that no ~~Eurodollar~~SOFR Loan may be continued as such when any Event of Default has occurred and is continuing unless the Administrative Agent and Required Lenders have determined in their sole discretion to permit such continuations, and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on ~~Eurodollar~~SOFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of ~~Eurodollar~~SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the ~~Eurodollar~~SOFR Loans comprising each ~~Eurodollar~~SOFR Tranche shall be equal to $400,000 or a whole multiple of $100,000 in excess thereof and (b) no more than five (5) ~~Eurodollar~~SOFR Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each ~~Eurodollar~~SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the ~~Eurodollar Rate~~Term SOFR in effect for such Interest Period plus the Applicable Margin for ~~Eurodollar~~SOFR Loans from time to time in effect during such Interest Period.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin for ABR Loans, in each case as from time to time in effect.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall thereafter bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus an additional 2% per annum, (ii) if any other Event of Default shall have occurred and be continuing, all outstanding Loans (whether or not overdue) shall, upon election by the Required Lenders and written notice thereof to the Borrower, thereafter bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus an additional 2% per annum, and (iii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, upon election by the Required Lenders and written notice thereof to the Borrower, thereafter bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus an additional 2% per annum, in each case, with respect to clauses (i), (ii) and (iii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.14(c) shall be payable from time to time on demand.

2.15 Computation of Interest and Fees; Notes.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a ~~Eurodollar Rate~~Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR ~~or the Eurodollar Reserve Requirements~~ shall become effective as of the opening of business on the day on which such change becomes effective.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error

(c) Upon receipt by an Lender of any Note under this Agreement evidencing its Loans, such Lender agrees that any promissory notes issued under the Existing Credit Agreement in favor of such Lender with respect to the same type of Loans as such Note shall be deemed replaced by such Note (without effecting a novation with respect to any “Obligations” as defined in the Existing Credit Agreement).

~~2.16 Inability to Determine Interest Rate. If:~~

2.16 Benchmark Replacement Setting.

(a) ~~the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, or~~Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Central time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) ~~prior to the first day of any Interest Period the Administrative Agent shall have received notice from Required Lenders that they have concluded in good faith that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period,~~ Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

~~the Administrative Agent shall give telecopy or telephonic notice (confirmed promptly in writing) thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made shall be made as ABR Loans, (y) any Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period or monthly period, as the case may be, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans~~

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, noncompliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee, and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each mandatory prepayment of the Term Loans made pursuant to Section 2.11 shall be applied as set forth in Section 2.11(g). The amount of each voluntary principal prepayment of the Term Loans made pursuant to Section 2.10 shall be applied as set forth in Section 2.10. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of (i) principal of the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders and (ii) interest on the Revolving Loans shall be made pro rata in accordance with the amounts of interest on the Revolving Loans then due and payable to the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 a.m., Central time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in US Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders, as applicable, promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the ~~Eurodollar~~SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a ~~Eurodollar~~SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Rate plus 1.00% and (ii) a rate determined by the Administrative Agent in accordance with current banking industry practices on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Borrower against any Lender for such Lender’s failure to fund any borrowing as required by this Agreement.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower on such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the greater of (i) the daily average Federal Funds Rate plus 1.00%, and (ii) a rate determined by the Administrative Agent in accordance with current banking industry practices on interbank compensation. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) Notwithstanding anything in this Section 2.17 to the contrary, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

2.18 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any ~~Eurodollar~~SOFR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and Excluded Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the ~~Eurodollar Rate~~Term SOFR; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining ~~Eurodollar~~SOFR Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined in good faith that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its Commitment or other obligations hereunder or under or in respect of any Loan to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy), then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the certificate described in clause (d) below), the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful or impossible for any Lender to make, maintain or fund any ~~Eurodollar~~SOFR Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make ~~Eurodollar~~SOFR Loans, or to continue or convert outstanding Loans as or into ~~Eurodollar~~SOFR Loans, shall be suspended. In the case of the making of a ~~Eurodollar borrowing~~SOFR Loan, such Lender’s Revolving Loan shall be made as an ABR Loan as part of the same borrowing for the same Interest Period and if the affected ~~Eurodollar~~SOFR Loan is then outstanding, such Loan shall be converted to an ABR Loan either (i) on the last day of the then current Interest Period applicable to such ~~Eurodollar~~SOFR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such ~~Eurodollar~~SOFR Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

(d) A certificate in reasonable detail as to the calculation of any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date such Lender notifies the Borrower of its intention to seek such compensation, provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include such period of retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding any Excluded Taxes. If any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings other than Excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section 2.19 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or other documentation evidencing such payment reasonably acceptable to the Administrative Agent. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either (A) U.S. Internal Revenue Service

Form W-8BEN-E or W-8BEN, as applicable, Form W-8IMY or Form W-8ECI, or, (B) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a written statement substantially in the form of Exhibit 2.19(d) and a Form W-8BEN-E or W-8BEN, as applicable, Form W-8IMY or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender (including a Non-U.S. Lender who becomes a party by assignment under Section 10.6) on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. In addition, if a payment made to a Lender hereunder or under any Notes would be subject to U.S. federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender, upon request by either the Administrative Agent or the Borrower, shall deliver to the Administrative Agent and the Borrower (A) a certification signed by an appropriate officer and (B) other documentation reasonably requested by the Administrative Agent and the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) Each Lender that is not a Non-U.S. Lender (each such Lender, a “U.S. Lender”) and which is not an “exempt recipient” within the meaning of the Treasury Regulation Section 1.6049-4(c)(1)(ii) and (A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement shall (w) on or prior to the date such U.S. Lender becomes a party hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it, and (z) from time to time if requested by Borrower, provide Borrower and Administrative Agent with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(g) The Administrative Agent and each Lender agree to cooperate with the Borrower, at the Borrower’s sole cost and expense, with any application or other request to, or proceeding with, the applicable Governmental Authority for a refund of any Non-Excluded Taxes or Other Taxes that are subject to the indemnity pursuant to this Section 2.19. If the Administrative Agent or any Lender determines that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) The agreements in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss (other than the loss of anticipated profits) or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of ~~Eurodollar~~SOFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from ~~Eurodollar~~SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by the Borrower of a prepayment of ~~Eurodollar~~SOFR Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate in reasonable detail as to the calculation of any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. Any payments pursuant to this Section 2.20 shall be due within five (5) Business Days after receipt of such certificate. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to (or, if reasonably requested by the Borrower, to file any certificate or document to) designate another lending office for any Commitment or Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests payment of, or reimbursement for, amounts under Section 2.18 or 2.19(a), (b) defaults in its obligation to make Loans hereunder or to purchase for cash an undivided participating interest in the then outstanding Swingline Loans under Section 2.7(c), or (c) fails to consent to any amendment, modification, supplement or waiver with respect to any of the provisions of the Loan Documents as contemplated in Section 10.1 where such amendment, modification, supplement or waiver has been approved by the Required Lenders in accordance with such Section, but the consent of each Lender is required with respect thereto, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans, interest, fees, and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.21 if any ~~Eurodollar~~SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23 Defaulting Lenders.

(a) Anything herein to the contrary notwithstanding, during such period as any Revolving Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any commitment fees accruing during such period pursuant to Section 2.8(a) (but without prejudice to the rights of the Revolving Lenders other than any Defaulting Lenders in respect of such fees), and the pro rata payment provisions of Section 2.17 will automatically be deemed adjusted to reflect the provisions of this Section 2.23(a).

(b) Anything herein to the contrary notwithstanding, with the prior written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of any Defaulting Lender on not less than five (5) Business Days’ prior written notice to the Administrative Agent (which will promptly notify the other Lenders thereof), and in such event the provisions of Section 2.23(c) will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender in respect of its Revolving Commitment and Revolving Extensions of Credit (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Swingline Lender, or any other Revolving Lender may have against such Defaulting Lender.

(c) If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to such Defaulting Lender’s Revolving Percentage of the aggregate principal amount of all Swingline Loans then outstanding (such Defaulting Lender’s “Swingline Exposure”):

(i) The Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, a borrowing notice pursuant to Section 2.5 in such amounts and at such times as may be required to repay an outstanding Swingline Loan, as applicable;

(ii) The Borrower will, not later than three (3) Business Days after demand by the Administrative Agent (at the direction of the Swingline Lender) (x) Cash Collateralize a portion of the obligations of the Borrower to the Swingline Lender equal to such Defaulting Lender’s Swingline Exposure, (y) in the case of such Swingline Exposure, prepay all Swingline Loans, or (z) make other arrangements satisfactory to the Administrative Agent and the Swingline Lender, as the case may be, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender; provided that no such Cash Collateralization will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(iii) Any amount paid by the Borrower for the account of a Defaulting Lender in respect of its Revolving Commitment or its Revolving Extensions of Credit (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender under this Agreement; third, to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders; and seventh, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

~~2.24 Eurodollar Replacement Rate. Notwithstanding the foregoing, if at any time:~~

~~(a) (i) the Administrative Agent reasonably determines in good faith (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, or (ii) the Administrative Agent shall have determined in good faith that the Eurodollar Rate applicable pursuant to Section 2.14(a) for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of funding such Loan and in either event, such circumstances are unlikely to be temporary; or~~

~~(b) the circumstances set forth in (a) above have not arisen, but the supervisor for the administrator of the Eurodollar Base Rates or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Rate shall no longer be used for determining interest rates for loans or that the Eurodollar Rate will no longer be representative,~~

~~then, in either event, reasonably promptly thereafter the Administrative Agent shall notify the Borrower of such event and the Administrative Agent and the Borrower shall endeavor to designate an alternate rate of interest to the Eurodollar Base Rates that gives due consideration to any evolving or then-existing convention for the use of alternative benchmarks and adjustments in the context of similar U.S. dollar denominated credit facilities (such rate being referred to as the “Eurodollar Replacement Rate”) and, notwithstanding anything in Section 10.1 to the contrary or any other provision of this Agreement, shall enter into an amendment amending this Agreement and any other relevant Loan Documents (the “Amendment”), to reflect such alternate rate of interest and such other related changes (including without limitation changes with respect to the Applicable Margin) as may be necessary or appropriate in the reasonable opinion of the Administrative Agent to effect the provisions of this paragraph and to achieve a final all-in interest rate substantially similar as of the effective date of the Amendment to that in effect prior to the occurrence of the event set forth above (collectively, “Eurodollar Replacement Rate Conforming Changes”). The Amendment shall become effective upon the date specified in the notice. No replacement of the Eurodollar Rates with a Eurodollar Replacement Rate pursuant to this paragraph shall occur prior to the effective date for such Amendment.~~

~~The Eurodollar Replacement Rate shall specify that in no event shall such Eurodollar Replacement Rate be less than 0.50%. Such Eurodollar Replacement Rate and Eurodollar Replacement Rate Conforming Changes shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Eurodollar Replacement Rate and Eurodollar Replacement Rate Conforming Changes shall be applied as otherwise reasonably determined by the Administrative Agent and the Borrower.~~

SECTION 3. RESERVED

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each of Holdings and the Borrower represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition.

(a) (i) The audited consolidated balance sheet of Trean and its Subsidiaries as at December 31, 2019 and the related consolidated statements of income and of cash flows for the fiscal year ended on such dates, reported on by and accompanied by an unqualified report from Deloitte, (ii) the unaudited balance sheet of Trean and its Subsidiaries as at March 31, 2020 and the related statements of income and of cash flows for the period ended on such date, and (iii) the pro forma balance sheet balance sheet of Trean and its Subsidiaries reflecting the closing of the Existing Credit Agreement, presented fairly in all material respects the financial position of Trean and its Subsidiaries, as at such dates, and the results of operations and cash flows of Trean and its Subsidiaries, as applicable, for the respective fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, were prepared in accordance with GAAP applied consistently throughout the periods involved (except, in the case of the audited financial statements, as approved by the aforementioned firm of accountants and disclosed therein, and except, in the case of the unaudited financial statements, for the absence of customary year-end adjustments and notes thereto). As of December 31, 2019, Trean and its Subsidiaries, had no material Guarantee Obligations or other material contingent liabilities or liabilities for taxes or long term leases, including any interest rate swap or exchange transaction or other obligation in respect of derivatives, that were not reflected in the most recent financial statements referred to in this paragraph or in the notes thereto that otherwise would be required to be disclosed as liabilities in accordance with GAAP.

(b) The Projections were prepared by Trean based upon estimates and assumptions that Trean believes to be reasonable and fair on the First Amended and Restated Closing Date in light of current conditions and facts known to Trean and, as of the First Amended and Restated Closing Date, reflected Trean’s good faith estimates of the future financial performance of Trean and its Subsidiaries on a consolidated basis and of the other information projected therein for the periods set forth therein. Notwithstanding the foregoing, it is understood that such Projections were and remain subject to uncertainties and contingencies, many of which are beyond the control of the Group Members, and that no assurance can be given that such Projections will actually be realized.

(c) The pro forma unaudited consolidated balance sheet of Trean and its Subsidiaries, a copy of which was delivered to each Lender, was prepared as of March 31, 2020 (which was prepared using the March 31, 2020 balance sheet referred to in clause (a) above) and presented fairly in all material respects as of such date, on a pro forma basis, the consolidated financial position of Trean and its Subsidiaries after giving pro forma effect to the transactions contemplated by the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement).

4.2 No Change. Since December 31, 2019, there has been no development, event or change in condition that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law.

(a) Each Group Member (other than any Unrestricted Subsidiary) (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, and is in compliance with its charter, by-laws or other organizational documents, (ii) has the corporate or other organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires such qualification and where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

(b) None of the Group Members (other than any Unrestricted Subsidiary) (i) has been, is or will be in violation of any applicable Requirement of Law, including any building, zoning, occupational safety, products warranty or liability, fair employment, equal opportunity, pension, or similar federal, state or local law, statute, ordinance or regulation, relating to the ownership or operation of its business or assets, (ii) has failed to obtain any license, permit, certificate, consent, qualification, waiver, approval, registration or other governmental authorization necessary for the conduct of its business or the ownership and operation of its assets, (iii) to the knowledge of the Responsible Officers, has received any notice from any Governmental Authority, and no such notice is pending or threatened, alleging that any Group Member has violated, or has not complied with, any Requirement of Law, condition or standard applicable with respect to any of the foregoing, or (iv) is subject to any judgment, order, or writ, except to the extent that any violation, noncompliance, failure, judgment, etc. as described in this Section 4.3(b), either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority to make, deliver and perform its obligations under the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of a Loan Party in connection with transactions contemplated by this Agreement or the other Loan Documents, or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.20. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution and delivery will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents and the borrowings hereunder will not violate any Requirement of Law applicable to any Group Member or any material Contractual Obligation of any Group Member, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any of the Loan Parties could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any of the Responsible Officers, threatened in writing by or against any Group Members (other than Unrestricted Subsidiaries) or against any of their respective properties or revenues (i) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Members (other than Unrestricted Subsidiaries) are in default under or with respect to any of their Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Personal Property; Liens. Each Group Member (other than any Unrestricted Subsidiary) has good title to, a valid leasehold interest in, or otherwise has rights to use, all its personal Property, in each case where such personal Property is used or contemplated for use in the Business or reflected in such Group Member’s financial statements, and none of such personal property is subject to any Lien except as expressly permitted by Section 7.3.

4.9 Ownership of Real Property; Liens. Each Group Member (other than any Unrestricted Subsidiary) has (a) good, sufficient and legal title to (in the case of fee interests in Real Estate Assets), and (b) valid leasehold interests in (in the case of leasehold interests in Real Estate Assets), in each case where such property is used or contemplated for use in the Business or reflected in such Group Member’s financial statements, and none of such property is subject to any Lien except Liens permitted by Sections 7.3(a), (b), (e) or (h). As of the Closing Date, Schedule 4.9 contains a true, accurate and complete list of (i) all Material Real Estate Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each leasehold interests in Real Estate Assets, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as would not reasonably be expected to have a Material Adverse Effect, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect, the Borrower does not have knowledge of any default that has occurred and is continuing thereunder and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.10 Intellectual Property. Each Group Member (other than any Unrestricted Subsidiary) owns, or is licensed to use, all Intellectual Property necessary for the conduct of the Business as currently conducted, except where the failure to own or possess any licenses to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member (other than any Unrestricted Subsidiary) does not infringe on the rights of any Person, except where, individually or in the aggregate, any such infringement could not reasonably be expected to have a Material Adverse Effect. No claims have been asserted and are pending by any Persons challenging the use of any such Intellectual Property or the validity or effectiveness of any Intellectual Property owned by such Group Member, nor does the Borrower or Holdings know of any valid basis for any such claim, except where, individually or in the aggregate, any such claims could not reasonably be expected to have a Material Adverse Effect.

4.11 Taxes. Each Group Member has filed or caused to be filed all Federal and material state tax returns that are required to be filed and has paid prior to delinquency thereof all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property with respect to such Federal and material state tax returns (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member).

4.12 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, of the Board or (b) for any purpose that violates the provisions of the regulations of the Board.

4.13 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any of the Responsible Officers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member to the extent required under GAAP.

4.14 ERISA. Neither a Reportable Event nor a failure to satisfy the minimum funding standard applicable to any Plan for any plan year (as described in Section 412 of the Code or Section 302 of ERISA, whether or not waived) has occurred during the five-year period prior to the date on which this representation is made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code, except where, individually or in the aggregate, such occurrence or non-compliance has not resulted and could not reasonably be expected to result in a material liability to the Group Members taken as a whole. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, except where, individually or in the aggregate, such termination or Lien has not resulted and could not reasonably be expected to result in a material liability to the Group Members taken as a whole. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Holdings nor the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Holdings nor the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if Holdings, the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.15 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company” required to be registered as such, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness.

4.16 Subsidiaries. As of the Closing Date, (a) Schedule 4.16 sets forth the name and jurisdiction of organization or formation of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than those granted to current or former officers, employees or directors and current or former directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings or any other Group Member, except as disclosed on Schedule 4.16.

4.17 Use of Proceeds. The proceeds of the Term Loans made on the First Amended and Restated Closing Date (which shall not be deemed to include, for the avoidance of doubt, the Existing Term Loans (as defined in the Existing Credit Agreement)) were, and have been or will be, required to be used (i) for Borrower to pay a one-time distribution to Holdings (as defined in the Existing Credit Agreement) in an amount not to exceed $18,153,897, which in turn paid a one-time distribution to its equity holders (the “First Amended and Restated Closing Date Distribution”), and (ii) to pay transaction costs and expenses arising in connection with the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), or in connection with this Agreement and the other Loan Documents. The proceeds of all Revolving Loans made after the Closing Date shall be used to finance Permitted Acquisitions, to provide for working capital, to fund capital expenditures, and for other lawful general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, (a) for any purpose that would violate any rule or regulation of the Board, including Regulations T, U or X, (b) to refinance any commercial paper, (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (d) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country. The proceeds of any Qualified Initial Public Offering of Holdings shall be used (x) first, to make the Restricted Payment permitted by Section 7.6(j)(i), second to repay the Indebtedness permitted by Section 7.2(o) in full and thereby discharge the liens and security interests permitted by Sections 7.3(n) and (o), third to make the Investment permitted by Section 7.7(n)(i) and fourth to make the Restricted Payment permitted by Section

7.6(j)(ii) and (y) subsequently to pay transaction costs and expenses arising in connection with this Agreement, the other Loan Documents and such Qualified Initial Public Offering and/or to provide for working capital, to fund capital expenditures, to make investments in the Benchmark ~~entities~~Entities in accordance with Section 7.7(n)(ii) and for other lawful general corporate purposes of the Borrower and its Subsidiaries.

4.18 Environmental Matters. Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and Real Estate Assets owned, leased or operated by any Group Members (other than Unrestricted Subsidiaries) do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Group Members (other than Unrestricted Subsidiaries) have received any written notices of violation or alleged violations of non-compliance with, or liability or potential liability under Environmental Laws with regard to any of their facilities or the businesses operated by any Group Members (other than Unrestricted Subsidiaries), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Hazardous Materials have not been transported or disposed of from the Group Members’ (other than Unrestricted Subsidiaries’) facilities in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of their facilities in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceedings or governmental or administrative actions are pending or, to the knowledge of any of the Responsible Officers, threatened, under any Environmental Laws to which any Group Members (other than Unrestricted Subsidiaries) are or will be named as parties with respect to their facilities or their businesses, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial determinations outstanding under any Environmental Law to which any Group Members (other than Unrestricted Subsidiaries) are or would reasonably be expected to be named as parties with respect to their facilities or businesses;

(e) there have been no releases or threats of releases of Hazardous Materials at or from any Group Members’ (other than Unrestricted Subsidiaries’) facilities or businesses, or arising from or related to the operations of any Group Members in connection with their facilities or businesses, or otherwise in connection with their facilities and businesses, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f) the facilities and business operations of the Group Members (other than Unrestricted Subsidiaries) are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about their facilities and businesses or violation of any Environmental Law with respect to their facilities and businesses; and

(g) no Group Members (other than Unrestricted Subsidiaries) have expressly assumed any liabilities of any other Persons under any Environmental Laws.

4.19 Accuracy of Information, Beneficial Ownership, etc;

(a) No statement or information contained in this Agreement, any other Loan Document (or, to the Borrower’s knowledge with respect to statements made, or information provided by, a non-Group Member, in any Loan Document) or any other document or certificate (excluding the Projections, pro forma financial information or estimates) furnished by or at the direction of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken together with all such statements, information, documents and certificates, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances when made.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification (if applicable) is true and correct in all respects.

4.20 Guarantee and Collateral Agreement. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in the Guarantee and Collateral Agreement), when any certificates representing any such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement in which a security interest may be perfected by filing a financing statement or other governmental filing, when financing statements and other filings specified on Schedule 4.20 in appropriate form are filed in the offices specified on Schedule 4.20, the security interest granted by the Guarantee and Collateral Agreement shall constitute a perfected security interest in all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the respective Grantors’ Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens expressly permitted by Section 7.3).

4.21 Solvency. The Loan Parties, taken as a whole, are, and immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith, will be Solvent.

4.22 Insurance. All policies of insurance required to be maintained under Section 6.5(b) are in full force and effect.

4.23 [Reserved].

4.24 Material Contracts. Schedule 4.24 sets forth a list of any contracts (other than the Loan Documents) between any Group Member (other than any Unrestricted Subsidiary) and any third party in effect as of the Closing Date having a termination date after the one-year anniversary of the Closing Date and involving an annual amount in excess of $500,000 (each, a “Material Contract”), with respect to the amount of annual revenues and aggregate annual payments received or made, as applicable, by the Group Members (other than Unrestricted Subsidiaries) thereunder. The Borrower has not received written notice that any party to a Material Contract will not continue after the Closing Date to perform its material obligations thereunder other than as a result of scheduled contract terminations/expirations.

4.25 OFAC. No Group Member, nor any Affiliate of any such Group Member, (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.26 USA PATRIOT Act. No Group Member is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto. No Group Member is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Group Member (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

4.27 Anti-Corruption Laws. Each of the Loan Parties and their Subsidiaries and, to the knowledge of each Loan Party and its Subsidiaries, each of their respective directors, officers, employees and Affiliates, is in compliance with Anti- Corruption Laws. Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. None of the Loan Parties or their respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Loan Party or any of its Subsidiaries or to any other Person, in violation of any Anti-Corruption Law. No part of the proceeds of any Loan or other transaction contemplated by this Agreement or any other Loan Document will violate Anti-Corruption Laws.

4.28 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The effectiveness of this Agreement is subject to the satisfaction on the Closing Date of the following conditions precedent:

(a) Guarantee and Collateral Agreement and other Loan Documents. The Administrative Agent shall have received the Guarantee and Collateral Agreement, the Management Fee Subordination Agreement, the BIC Subordination Agreement, the Solvency Certificate and the other Loan Documents required hereunder, in each case as executed and delivered by each Person that is a party thereto.

(b) [Reserved.]

(c) [Reserved.]

(d) Approvals. All governmental and third party approvals necessary or, in the reasonable judgment of the Administrative Agent, advisable, in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose material adverse conditions on the operations of the Group Members or the transactions contemplated hereby or thereby.

(e) Credit Agreement and Notes. The Administrative Agent shall have received this Agreement as executed and delivered by the Administrative Agent, the Borrower, Holdings, the other Loan Parties party hereto and each Lender listed on Schedule 1.1-C, together with any Notes evidencing Loans deemed made or to be made hereunder as executed by the Borrower and as may have been requested by any Lender.

(f) Lien Searches. The Administrative Agent shall have received the results of recent Lien searches in each jurisdiction where the Loan Parties are organized or formed, and in the United States Patent, Trademark and Copyright Offices, and such searches shall reveal no Liens on any of the assets of the Loan Parties, except for Liens expressly permitted by Section 7.3 or Liens being discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(g) Perfection Certificate. The Administrative Agent shall have received a perfection certificate in form and substance reasonably satisfactory to the Administrative Agent, duly executed on behalf of the Borrower.

(h) Fees. Subject to the following sentence, Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be paid and for which invoices have been presented (including the reasonable fees and expenses of legal counsel for the Administrative Agent), on or before the Closing Date. All such amounts will be paid with cash on hand.

(i) Certified Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower and each other Loan Party dated the Closing Date, with respect to the organizational documents of such Person, the authorization of the Loan Documents by the board of directors or other appropriate governing board or body of such Person, and the incumbency and specimen signatures of officers of such Person authorized to execute and deliver the Loan Documents to which such Person is party, with appropriate attachments, including the articles or certificate of incorporation or formation of each such Person certified by the relevant authority of the jurisdiction of organization or formation of each such Person, by-laws, limited liability company agreements and authorizing resolutions, and (ii) a short form good standing certificate for each such Person from its jurisdiction of organization.

(j) Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Schiff Hardin LLP, special New York counsel to Holdings, (ii) Fafinski Mark & Johnson, P.A., special Minnesota counsel to the Borrower and certain of the Guarantors, and (iii) Fenigstein & Kaufman, special California counsel to certain of the Guarantors, in form and substance satisfactory to the Administrative Agent, addressing such matters incident to the transactions contemplated by this Agreement as the Administrative Agent reasonably may require.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) any certificates representing the shares or other interests of Capital Stock of the Loan Parties pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock or other applicable transfer power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the Administrative Agent by the Loan Parties pursuant to the Guarantee and Collateral Agreement, endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or reasonably required by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral related to the Loan Parties described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

(n) Payoff Letter. The Administrative Agent shall have received copies of duly executed payoff letters, in form and substance reasonably satisfactory to Administrative Agent, executed by each lender to the Loan Parties (or their representatives) not permitted under Section 7.3, together with (i) UCC-3 or other appropriate termination statements or releases, in form and substance reasonably satisfactory to Administrative Agent, releasing all Liens (other than Liens expressly permitted hereunder) upon any of the property of the Loan Parties, and (ii) any other releases, terminations or other documents reasonably requested by the Administrative Agent. In addition, the payoff letter for the Indebtedness outstanding under the Compstar/Oak Street Credit Agreement shall be in form and substance satisfactory to Administrative Agent and shall be in agreed form (other than the final payoff amounts) as between Oak Street Funding LLC and the other parties thereto.

(o) Financial Conditions. After giving effect to the closing of this Agreement, (i) since December 31, 2019, there shall have been no Material Adverse Effect and (ii) the Loan Parties on a consolidated basis shall be Solvent.

(p) Leverage Ratio. The Administrative Agent shall have received evidence in the form of a certificate from the chief financial officer or other Responsible Officer dated as of the Closing Date and addressed to the Administrative Agent and the Lenders that, the Consolidated Senior Leverage Ratio (calculated as of March 31, 2020, after giving pro forma effect to the funding of the extensions of credit on the Closing Date) is not greater than 3.00:1:00.

(q) Financial Covenants. The Administrative Agent shall have received evidence that Holdings and its Restricted Subsidiaries are in pro forma compliance with the Financial Covenants set forth in Section 7.1 with respect to the most recently completed trailing twelve month period after giving effect to the funding of the extensions of credit on the Closing Date.

(r) No Revolving Loans. No Revolving Loans shall be outstanding on the Closing Date.

(s) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date.

(t) Closing Certificate. The Administrative Agent shall have received an executed Closing Certificate substantially in the form of Exhibit A.

(u) Patriot Act; Anti-Money Laundering Laws; Beneficial Ownership. The Administrative Agent shall have received all documentation and other information that the Administrative Agent or any Lender requests at least five (5) Business Days prior to the Closing Date in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(v) Permitted IPO Related Documents. The Permitted IPO Restructuring (other than, at the election of the Borrower, the dissolution referenced in clause (f) of the definition thereof) has been consummated and the Qualified Public Offering of Holdings has been issued (or, concurrently with the effectiveness of this Agreement), each in accordance with the terms and conditions of the Permitted IPO Related Documents.

(w) Contribution Agreements. The Administrative Agent shall have received fully executed copies of (i) that certain Contribution Agreement by and among Holdings, Trean Holdings, LLC and BIC and (ii) that certain Contribution Agreement by and among Holdings and Trean Compstar (clause (i) and (ii), the “Contribution Agreements”). The Contribution Agreements shall be in full force and effect.

(x) Amendment to Compstar/Oak Street Credit Agreement. The Administrative Agent shall have received a copy of that certain Amendment to the Compstar/Oak Street Credit Agreement, dated on or about the Closing Date, which such Amendment shall be in full force and effect.

(y) Additional Documents. The Administrative Agent shall have received such other documents, instruments and certificates as it reasonably may have requested.

5.2 Conditions to Each Extension of Credit Subsequent to the Closing Date. The agreement of each Lender to make any extension of credit requested to be made by it on any date subsequent to the Closing Date, and of the Swingline Lender to make Swingline Loans, is subject to the satisfaction of the following conditions precedent (after giving effect to such extension of credit or such issuance, increase or extension of the expiration date):

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualification, in which case such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of such date, except (i) for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualification, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and (ii) that for the purposes of this Section 5.2(a), the representations and warranties contained in Section 4.1(a) shall be deemed to refer to the most recent financial statements described in Section 4.1(a) or furnished pursuant to subsection (a) or (b), as applicable, of Section 6.1, as the case may be.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) No Material Adverse Change. Since December 31, 2019, there shall have been no change, occurrence, development or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Request for Credit Extension. The Administrative Agent and, if applicable, the Swingline Lender, shall have received a request for such extension of credit or such issuance, increase, or extension of the expiration date, in accordance with the requirements of this Agreement, including the delivery of a Notice of Revolving Borrowing or Notice of Swingline Borrowing, as applicable.

In addition to the other conditions precedent herein set forth, if any Lender is a Defaulting Lender at the time of and immediately after giving effect to any such extension of credit that is a Swingline Loan, the Swingline Lender will not be required to make any Swingline Loan unless the Swingline Lender is satisfied that any exposure that would result therefrom is fully covered or eliminated by the Borrower Cash Collateralizing the obligations of the Borrower in respect of such Swingline Loan in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Swingline Loan, or by the Borrower making other arrangements satisfactory to the Administrative Agent and the Swingline Lender in their good faith judgment to protect them against the risk of non-payment of such Defaulting Lender; provided, however, that no such Cash Collateralization will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Swingline Lender or any other Revolving Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall, and shall cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Holdings, a copy of the audited balance sheet of Holdings and its Subsidiaries as at the end of such year and the related statements of income, of shareholder’s equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by (i) Deloitte or (ii) other independent certified public accountants of nationally or regionally recognized standing or otherwise approved by the Administrative Agent, and a reconciliation excluding the assets, liabilities, revenue, expenses and net income of Unrestricted Subsidiaries from such financial statements;

(b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of Holdings, the unaudited balance sheet of Holdings and its Subsidiaries as at the end of such quarter and the related unaudited statements of income, of shareholder’s equity and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for corresponding periods of the previous fiscal year and of the budget for the current fiscal year, including a reconciliation excluding the assets liabilities, revenue, expenses and net income of Unrestricted Subsidiaries from such financial statements, respectively, certified by a Responsible Officer as presenting fairly in all material respects the financial position of Holdings and its Subsidiaries as at such date;

(c) as soon as available, but in any event within the time period set forth in the Compstar/Oak Street Credit Agreement, a copy of the audited balance sheet of Compstar Holdco and its Subsidiaries as at the end of each fiscal year, in accordance with the terms and conditions set forth the Compstar/Oak Street Credit Agreement;

(d) as soon as available, but in any event within the time period set forth in the Compstar/Oak Street Credit Agreement, a copy of the unaudited balance sheet of Compstar Holdco and its Subsidiaries as at the end of each fiscal quarter, in accordance with the terms and conditions set forth the Compstar/Oak Street Credit Agreement;

(e) as soon as available, but in any event within thirty (30) days after the end of each calendar month thereafter (in each case, other than a month which is the last month of a fiscal quarter), a copy of the balance sheet of Holdings and its Subsidiaries as at the end of such month and the related unaudited statements of income and of cash flows for such month and for the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, including a reconciliation excluding the assets liabilities, revenue, expenses and net income of Unrestricted Subsidiaries from such financial statements, certified by a Responsible Officer as being fairly stated in all material respects;

All such financial statements shall be (x) provided on a consolidated basis, (y) complete and correct in all material respects, and (z) prepared in reasonable detail and in accordance with GAAP (subject, in the case of quarterly and monthly financial statements, to normal year-end audit adjustments and the absence of notes thereto) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants and disclosed in reasonable detail therein).

6.2 Certificates; Other Information. Furnish:

(a) to the Administrative Agent and each Lender concurrently with the delivery of the financial statements referred to in Section 6.1(a), (i) a written statement of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default in respect of the covenants set forth in Section 7.1, except as specified in such written statement (it being understood that such written statement shall be limited to the items that independent certified public accountants are permitted to cover in such written statements pursuant to their professional standards and practices) and (ii) updated insurance certificates, to the extent any insurance certificates previously delivered to the Administrative Agent contain incorrect or out-of-date information with respect to the insurance required pursuant to Section 6.5(b) hereof and Section 5.2 of the Guarantee and Collateral Agreement;

(b) to the Administrative Agent and each Lender concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and Section 6.1(b), (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance with the covenants set forth in Sections 7.1 as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be and (iii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization or formation of any Loan Party and a list of any material Intellectual Property registrations or applications to register any material Intellectual Property within the United States, in each case acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (iii);

(c) to the Administrative Agent and each Lender concurrently with the delivery of the financial statements pursuant to Section 6.1(a) and Section 6.1(b) a written analysis by the Borrower’s management of the results reflected in the financial statements furnished in respect of such period, including a comparative analysis of actual results relative to budget and the corresponding period of the prior fiscal year;

(d) [reserved];

(e) to the Administrative Agent and each Lender as soon as available, and in any event no later than sixty (60) days after the beginning of each fiscal year of Holdings, a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year, together with a description of the underlying assumptions applicable thereto (and including a reconciliation excluding the assets liabilities, revenue, expenses and net income of Unrestricted Subsidiaries from such financial statements), and, as soon as available, significant revisions, if any, of such projections with respect to such fiscal year, and the related projected consolidated statements of income, cash flow and capital expenditures for such fiscal year (including a reconciliation excluding the assets liabilities, revenue, expenses and net income of Unrestricted Subsidiaries from such financial statements), which projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such projections are based on estimates, information and assumptions believed to be reasonable;

(f) to the Administrative Agent no later than five (5) Business Days after the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Indebtedness of any Loan Party in a principal amount in excess of $250,000;

(g) to the Administrative Agent within five (5) Business Days after the same are sent, copies of all financial statements and related reports that Holdings or the Borrower sends to the holders of any class of its debt securities or equity securities and, within ten (10) Business Days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC, in each case, to the extent not already furnished under other provisions hereof;

(h) to the Administrative Agent within five (5) Business Days after acquisition or creation of any Subsidiary of Holdings after the Closing Date, the information with respect to such Subsidiary as provided in Section 4.16;

(i) to the Administrative Agent within five (5) Business Days after the receipt thereof, copies of each management letter, exception report, recommendation report or similar letter or report received by any Group Member from its independent certified public accountants; and

(j) promptly to the Administrative Agent such additional information regarding the operations, business or financial condition of the Group Members as the Administrative Agent may from time to time reasonably request.

In addition to the written analysis by the Borrower’s management required by clause (c) above, the Borrower’s management, upon reasonable prior notice by the Administrative Agent at any reasonable time during normal business hours, shall participate in a teleconference with the Administrative Agent and the Lenders to discuss the results reflected in the financial statements furnished in respect of the previous quarter pursuant to Section 6.1(b).

6.3 Payment of Obligations. Pay and discharge its obligations and liabilities as the same shall become due and payable, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or other applicable Group Member, as follows: (i) all federal and material state income taxes, ad valorem and other taxes, assessments and governmental charges and levies imposed on the Collateral, and all other material tax liabilities, assessments and governmental charges and levies, (ii) all material claims that, if unpaid, would become a Lien (other than any Lien expressly permitted by Section 7.3) upon its Property, and (iii) all of its other obligations and liabilities, except where the nonpayment of any such other obligations and liabilities referred to in this clause (iii) could not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance with Laws and Other Agreements.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise expressly permitted by Section 7.4 or 7.5, and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain their respective business operations and property necessary for the operation thereof in compliance with (i) all applicable laws, regulations, rules, guidelines, ordinances, decrees, orders and other Requirements of Law, and (ii) all material agreements, licenses, franchises, indentures, deeds of trust, mortgages and other Contractual Obligations.

6.5 Maintenance of Property; Insurance.

(a) Maintain and preserve (i) in good working order and condition, normal wear and tear and casualty excepted, all of its facilities and equipment necessary for the conduct of its business, (ii) all rights, permits, licenses, certificates, consents, registrations, accreditations, approvals, waivers, exemptions, contracts, provider or supplier agreements and privileges reasonably necessary in the conduct of its business, and (iii) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to maintain and preserve any of the foregoing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Maintain in full force and effect insurance (including liability insurance, product liability insurance, property/casualty insurance and workers’ compensation insurance) with financially sound and reputable insurance companies, in such amounts, and with such deductibles covering such risks, as are customarily carried by companies engaged in similar businesses and owning similar Properties, all such insurance in respect of the Collateral to be in form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent. Except to the extent it conflicts with the applicable real Property lease, the Administrative Agent shall be named as lenders loss payee or mortgagee, as its interests may appear, with respect to any property/casualty insurance providing coverage in respect of any Collateral, and the Administrative Agent and the Lenders shall be named as additional insureds with respect to liability insurance coverages, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days’ (or such shorter period as the Administrative Agent may approve) prior written notice before any such policy or policies shall be altered in any material respect or cancelled.

6.6 Inspection of Property; Books and Records; Discussions. (i) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) permit representatives of any Lender, at such Lender’s expense, (1) to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable prior notice at any reasonable time during normal business hours and as often as may reasonably be desired, provided, however, that such activities shall be conducted without undue interference or interruption of the Group Members’ business and operations and each Lender shall coordinate its visit and inspection through the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, reasonable prior written notice thereof shall have been given to the Borrower and (2) to discuss the business, operations, properties and financial and other condition of the Group Members with senior officers of the Group Members and with their independent certified public accountants (so long as a representative of the Group Members has been afforded an opportunity to participate in such discussions).

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default under this Agreement or the other Loan Documents, or any default or event of default under the Trean Indenture or any Subordinated Debt Documents;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if not dismissed or terminated, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) the termination of any agreement between a Loan Party and a customer thereof, if such agreement within the most recent two (2) fiscal years has accounted, or was reasonably expected to account, for revenues in excess of 20% of the revenues of the Loan Parties on a consolidated basis during any period of twelve consecutive months;

(d) any litigation or proceeding affecting any Group Member (i) in which the amount of damages sought from such Group Member (other than any Unrestricted Subsidiary) exceeds any applicable insurance coverage by $250,000, (ii) in which material injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(e) the following events, as soon as possible and in any event within thirty (30) days after any Responsible Officer knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Group Member (other than any Unrestricted Subsidiary) or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(f) any material change in accounting or financial reporting practices by any Group Member;

(g) any default or event of default with respect to any material indebtedness of Compstar or any of its Affiliates; and

(h) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating the action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply with all applicable Environmental Laws, and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where, either individually or in the aggregate, such failure with respect to any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding such Environmental Laws; provided, however, that no violation of this paragraph (b) shall be deemed to have occurred if the applicable Group Member promptly challenges in good faith any such order or directive of any Governmental Authority in a manner consistent with all applicable Environmental Laws and pursues such challenge or challenges diligently, and the pendency of such challenges, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.9 Additional Collateral, etc.

(a) With respect to any Properties acquired after the Closing Date by any Loan Party (including by Division or otherwise) (other than Real Estate Assets, any property described in paragraph (c) below, or any property subject to a Lien expressly permitted by Section 7.3(g) or (i)), as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments or supplements, as applicable, to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent in good faith deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions as the Administrative Agent in good faith deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may in good faith be requested by the Administrative Agent.

(b) With respect to any Material Real Estate Asset acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent a Mortgage Instrument for such Material Real Estate Asset and take all other actions as the Administrative Agent in good faith deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Material Real Estate Asset, and (ii) execute, as applicable, and deliver to the Administrative Agent the other documents and items required by Section 6.13 with respect to such Material Real Estate Asset.

(c) With respect to any new Subsidiary (other than (x) any Foreign Subsidiary, (y) any Subsidiary designated as an Unrestricted Subsidiary in accordance with the terms and conditions set forth herein, or (z) any Subsidiary with respect to which the Administrative Agent shall reasonably agree that the cost of taking the steps set forth in this clause (c) will exceed the benefit to the Lenders to be afforded thereby) created or acquired (including by Division or otherwise) after the Closing Date by Holdings or any of its Domestic Subsidiaries (other than any Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such supplements or amendments to the Guarantee and Collateral Agreement as the Administrative Agent in good faith deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by Holdings or any of its Domestic Subsidiaries, (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock or other applicable transfer powers, in blank, executed and delivered by a duly authorized officer of Holdings or any such Domestic Subsidiary, (iii) cause such new Subsidiary to (A) become a party to the Guarantee and Collateral Agreement, (B) take such actions as the Administrative Agent in good faith deems necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement in which such new Subsidiary has an interest, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may in good faith be requested by the Administrative Agent and (C) deliver to the Administrative Agent a perfection certificate of such Subsidiary in form reasonably satisfactory to the Administrative Agent, duly executed on behalf of such Subsidiary, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 5.1(j) and otherwise in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new first-tier Foreign Subsidiary (other than (x) any Subsidiary designated as an Unrestricted Subsidiary in accordance with the terms and conditions set forth herein, or (y) any Subsidiary with respect to which the Administrative Agent shall reasonably agree that the cost of taking the steps set forth in this clause (d) will exceed the benefit to the Lenders to be afforded thereby) created or acquired (including by Division or otherwise) after the Closing Date by Holdings or any of its Subsidiaries (other than by any Group Member that is (x) a Foreign Subsidiary, (y) an Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such supplements or amendments to the Guarantee and Collateral Agreement as the Administrative Agent in good faith deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in each case such pledge shall be limited to 66% of the outstanding voting Capital Stock of any Foreign Subsidiary), (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock or other applicable transfer powers, in blank, executed and delivered by a duly authorized officer of Holdings or such relevant Subsidiary, as the case may be, and take such other action as the Administrative Agent in good faith deems necessary to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 5.1(j) and otherwise in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10 Field Audit. Cooperate with the Administrative Agent and its employees, agents, and third party audit firms, in the completion of field audits of accounts, inventory and equipment of the Group Members (other than Unrestricted Subsidiaries), such field audits to be conducted at the request of the Administrative Agent or Required Lenders not more frequently than once per fiscal year (or any time upon the occurrence and during the continuation of any Event of Default), with each such field audit to be conducted in a manner reasonably satisfactory to the Administrative Agent, and with all reasonable fees and expenses actually incurred thereof (not to exceed $15,000 per audit) to be paid by the Borrower.

6.11 Use of Proceeds. (i) Use the proceeds of the Loans for the purposes set forth in Section 4.17, and in no event for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board), or to extend credit to others for the purpose of purchasing or carrying any such margin stock and (ii) use the proceeds of any Qualified Initial Public Offering of Holdings for the purposes, and in the order, set forth in Section 4.17.

6.12 Primary Depository Banking Relationships; Cash Management.

(a) As soon as practicable but in no event later than ninety (90) days after the Closing Date, establish and maintain, and cause each of the other Loan Parties to establish and maintain, with First Horizon Bank their respective primary depository banking relationships, including all of their deposit accounts.

(b) Each Loan Party, including without limitation any Loan Parties acquired or formed after the Closing Date in connection with a Permitted Acquisition or otherwise, shall, within a reasonable period of time after formation or the closing of such acquisition (but in no event longer than ninety (90) days), (i) establish and maintain, with First Horizon Bank their respective primary depository banking relationships, including all of their deposit accounts or (ii) to the extent such accounts are not required to be maintained at First Horizon Bank pursuant to clause (a) above, enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, a deposit account control agreement with respect to each deposit, securities, commodity or similar account maintained by such Loan Party at any other financial institution (other than (x) any payroll account so long as such payroll account is a zero balance account or is funded no earlier than the Business Day immediately prior to the date of any payroll disbursements and in an amount not exceeding the same, (y) petty cash accounts, amounts on deposit in which do not exceed $50,000 in the aggregate at any one time and (z) withholding tax and fiduciary accounts (such excluded accounts, “Excluded Accounts”).

6.13 Real Estate Items. To the extent not delivered to the Administrative Agent on the Initial Closing Date, deliver to the Administrative Agent within ninety (90) days following the Initial Closing Date (or such extended period of time as reasonably agreed to by the Administrative Agent), in the case of each Leasehold Property that (i) is the location of a chief executive office of any Loan Party (other than (x) 430 N. Vineyard Ave, Suite 200, 260 & 280, Ontario, CA 91764 and (y) 2029 Village Lane, Suite 200, Solvang, CA 93463), (ii) contains books and records or (iii) contains Collateral valued in excess of $50,000, a Landlord Agreement in form and substance satisfactory to Administrative Agent;

6.14 Unrestricted Subsidiaries. To the extent agreed upon in writing by the Administrative Agent and the Required Lenders and subject to terms and conditions satisfactory to the Required Lenders, the Borrower may designate any Restricted Subsidiary of Holdings acquired or formed after the Closing Date as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that, (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) immediately before and after giving effect to such designation, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Section 7.1, recomputed for the most recent Reference Period for which financial statements have been delivered (or are required to have been delivered), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or other similar term) under any Subordinated Indebtedness or any other material Indebtedness, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is a Loan Party or directly or indirectly owns any stock of, or holds a Lien on, any property of, Borrower, any Loan Party or any Restricted Subsidiary that is not a Subsidiary to be so designated as an Unrestricted Subsidiary, (v) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary owns (and no Loan Party or Restricted Subsidiary may transfer to any Unrestricted Subsidiary) any Intellectual Property of the Loan Parties, (vi) Borrower shall deliver to

Administrative Agent at least five (5) Business Days prior to such designation a certificate of a Responsible Officer of Borrower, demonstrating compliance with the foregoing clauses (i) through (v) of this Section 6.14 and, if applicable, certifying that such Subsidiary meets the requirements of an “Unrestricted Subsidiary” and (vii) at least ten (10) days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, with respect to such Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Loan Parties therein at the date of designation, in an amount equal to the fair market value of the applicable Loan Parties’ Investment in such Subsidiary; provided, that, upon a designation of such Unrestricted Subsidiary as a Restricted Subsidiary (including by means of a transfer of assets of an Unrestricted Subsidiary to a Restricted Subsidiary or a combination of an Unrestricted Subsidiary with a Restricted Subsidiary in which the Restricted Subsidiary survives), the Loan Parties shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of the Investments of the Loan Parties and their Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such designation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of the Loan Parties and their Restricted Subsidiaries made in connection with the designation of such Restricted Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to the Loan Parties’ and their Subsidiaries’ Capital Stock in such resulting Restricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time. An Unrestricted Subsidiary that has subsequently been designated as a Restricted Subsidiary may not be redesignated as an Unrestricted Subsidiary.

6.15 Other Post-Closing Matters. Deliver to the Administrative Agent each item listed on Schedule 6.15 prior to the deadline (which deadline may be extended by the Administrative Agent in its sole discretion) therefor as set forth on said schedule.

6.16 Further Assurances. At the request of the Administrative Agent, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent may otherwise reasonably request, to effect the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or intended priority of any such Liens, all at the expense of the Loan Parties.

SECTION 7. NEGATIVE COVENANTS

Each of Holdings and each other Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other amount (other than contingent indemnification obligations not yet due and payable) is owing to any Lender or the Administrative Agent hereunder, neither Holdings nor the Borrower shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as at the end of any fiscal quarter of Holdings ending on or after June 30, 2020 to exceed the applicable ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated Senior Leverage Ratio
December 31, 2020 through March 31, 2021	4.00 to 1.00
June 30, 2021 through March 31, 2022	3.75 to 1.00
June 30, 2022 through March 31, 2023	3.50 to 1.00
June 30, 2023 through March 31, 2024	3.25 to 1.00
June 30, 2024 and each fiscal quarter thereafter	3.00 to 1.00

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as at the end of any fiscal quarter of Holdings ending on or after September 30, 2020 to be less than 1.20:1.00.

(c) Cure Right. In the event that the Borrower fails to comply with one or both of the financial covenants set forth in this Section 7.1 for any fiscal quarter, subject to the terms and conditions hereof, the Borrower shall have the right (the “Cure Right”), until the expiration of the tenth (10th) Business Day subsequent to the date the applicable financial statements are required to be delivered for such fiscal quarter, to obtain an equity contribution, in cash, in an aggregate amount equal to, but not in excess of, the amount necessary to cure the breach, Default or Event of Default in connection with the relevant financial covenant (the “Specified Equity Contribution”) if such Specified Equity Contribution constituted Consolidated EBITDA for purposes of determining compliance with such financial covenants, and upon the receipt by the Borrower of the cash proceeds thereof, the financial covenants shall then be recalculated giving effect to the following pro forma adjustments: (i) Consolidated EBITDA shall be deemed to be increased for the applicable fiscal quarter and for the subsequent three consecutive fiscal quarters by an amount equal to the Specified Equity Contribution and paid over to the Administrative Agent for application to the Obligations in accordance with Section 2.11; (ii) the mandatory prepayment of the Obligations made with respect to such Specified Equity Contribution shall not serve as: (A) a reduction or increase to Excess Cash Flow or (B) a reduction to Indebtedness for purposes of calculating the Consolidated Senior Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio for the applicable fiscal quarter and the subsequent three consecutive fiscal quarters; (iii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all financial covenants in this Section 7.1, the Borrower shall be deemed to have been in compliance with such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default in connection with such financial covenants that had occurred shall be deemed not to have occurred for this purpose of this Agreement; and (iv) the deemed increase in Consolidated EBITDA pursuant to clause (i) above shall be for the sole purpose of measuring the financial covenants and not for any other purpose under this Agreement including determining availability under any covenant basket or determining any ability to consummate any Permitted Acquisition. In the event that: (i) no Default or Event of Default exists other than that arising due to failure of the Borrower to comply with the financial covenants set forth in this Section 7.1, and (ii) the Borrower shall have delivered to Administrative Agent written notice of its intention to exercise the Cure Right (which notice shall be delivered no earlier than fifteen (15) days prior to, and no later than the fifth (5th) day subsequent to, the date the applicable financial statements are required to be delivered for the applicable fiscal quarter hereunder), which exercise if fully consummated would be sufficient in accordance with the terms hereof to cause the Borrower to be in compliance with the financial covenants as of the relevant date of determination, then from and following receipt by Administrative Agent of any such notice and until the date that is the earlier of: (x) the tenth (10th) Business Day subsequent to the date the applicable financial statements are required to be delivered and (y) the date, if any, on which the Borrower notifies the Administrative Agent in writing that such Cure Right shall not be exercised (such period referred to herein as the “Financial Covenant Standstill Period”), then neither Administrative Agent nor any Lender shall exercise any remedies set forth in Section 8, exercise any rights with respect to the Collateral or exercise any other remedies available to such parties under the Loan Documents or otherwise during such period; provided that (A) there shall be no limitation upon the ability of Administrative Agent or the Lenders to exercise remedies if a Default or Event of Default other than one arising by reason of the breach of the financial covenants has occurred and is continuing during the Financial Covenant Standstill Period and (B) during the Financial Covenant Standstill Period, the Borrower shall not be permitted to borrow Loans hereunder or otherwise take actions hereunder that may only be taken when no Default or Event of Default then exists. Notwithstanding anything herein to the contrary, in no event shall the Borrower be permitted to exercise the Cure Right hereunder (x) more than two (2) times in any four consecutive fiscal quarters, (y) in any two (2) consecutive fiscal quarters, or (z) more than four (4) times in the aggregate during the term of this Agreement.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(c) and any Permitted Refinancing Indebtedness incurred in respect thereof;

(d) Purchase Money Debt and Capital Lease Obligations incurred after the Closing Date (whether unsecured or secured by Liens permitted by Section 7.3(g)) in an aggregate principal amount not to exceed $250,000 at any one time outstanding;

(e) Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the Closing Date or (ii) assumed by any Group Member in connection with any acquisition of assets after the Closing Date, in each case in a transaction expressly permitted by this Agreement, provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary, or such assets are acquired, and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or in connection with such acquisition, as the case may be, and (B) the aggregate principal amount of all such Indebtedness shall not exceed $250,000 at any one time outstanding; in each case together with any Permitted Refinancing Indebtedness of the same obligor in respect thereof;

(f) unsecured Indebtedness of the Borrower incurred pursuant to the Trean Indenture; provided, that, (i) such Indebtedness is subordinated pursuant to the terms of the Trean Indenture and (ii) the Obligations of the Loan Parties shall at all times constitute “Senior Indebtedness” (as such term is defined in the Trean Indenture);

(g) unsecured Indebtedness of any Group Member owing to any seller as payment of the purchase price of a Permitted Acquisition, which Indebtedness qualifies as Subordinated Indebtedness and has a maturity date after and prohibits any cash payment (other than, subject to appropriate subordination provisions, regularly scheduled interest payments) prior to the first anniversary of the Revolving Termination Date or the Term Loan Maturity Date, provided that the aggregate principal amount of all such Indebtedness shall not exceed $500,000 at any one time outstanding;

(h) contingent liabilities of any Group Member in respect of any customary purchase price adjustment, earn-out provision, non-competition or consulting agreement or deferred compensation agreement, or other indemnity obligations in each case owing to the seller or any Affiliate thereof or officers or directors of any of them in connection with any Permitted Acquisition;

(i) obligations (contingent or otherwise) of any Group Member existing or arising under any Swap Agreement permitted under Section 7.11;

(j) Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(k) Guarantee Obligations of a Loan Party resulting from such Loan Party guaranteeing Indebtedness of another Loan Party permitted under this Section 7.2 (provided that, in the case of any guaranteed Subordinated Indebtedness, such Guarantee Obligations are subordinated on terms consistent with those provided with respect to such guaranteed Subordinated Indebtedness);

(l) Indebtedness, if any, secured by Liens permitted under clause (c) or (d) of Section 7.3;

(m) unsecured Indebtedness of any Group Member owing to any director, officer, employee or consultant of a Group Member in connection with the repurchase of Capital Stock of Holdings owned by any such Person upon termination of such Person’s relationship with the applicable Group Member in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans, which Indebtedness qualifies as Subordinated Indebtedness and has a maturity date after and prohibits any cash payment (other than, subject to appropriate subordination provisions, regularly scheduled interest payments and payments that would be permitted pursuant to Section 7.6(d)) prior to the first anniversary of the Revolving Termination Date or the Term Loan Maturity Date, provided that the aggregate principal amount of all such Indebtedness shall not exceed $500,000 at any one time outstanding;

(n) additional Indebtedness not described in the preceding clauses of this Section 7.2 in an aggregate principal amount not to exceed $250,000 at any one time outstanding; and

(o) Indebtedness of Compstar Holdco and Compstar outstanding as of the Closing Date under the Compstar/Oak Street Credit Agreement.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Group Members in conformity with GAAP;

(b) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than ninety (90) days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits and other liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business (which, for the avoidance of doubt, includes covenants running with the land) that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of any material property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(c), and Liens securing any refinancings, refundings, replacement, renewals or extensions thereof, in whole or in part, provided that no such Lien is extended to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Purchase Money Debt or Capital Lease Obligations provided that (i) such Liens are created within thirty (30) days after the acquisition of the subject property, and (ii) such Liens do not at any time encumber any property other than the property so financed;

(h) Liens created pursuant to the Security Documents;

(i) any Lien existing on any property or asset prior to the acquisition thereof by a Group Member or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary, and (z) such Lien shall secure only Indebtedness that is expressly permitted pursuant to Section 7.2(e) on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any refinancings, refundings, replacements, renewals or extensions thereof, in whole or in part, as permitted by Section 7.2(e);

(j) Liens for the benefit of the seller deemed to attach solely because of the existence of cash deposits and attaching solely to cash deposits made in connection with any letter of intent or acquisition or purchase agreement with respect to any Permitted Acquisition;

(k) Liens securing judgments (including judgment or appeal bonds) so long as the judgment so secured does not otherwise give rise to an Event of Default under Section 8(h) or result in any levy or other execution with respect to any of the Collateral;

(l) normal and customary rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions;

(m) Liens not otherwise permitted by the preceding clauses of this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto, exceeds (as to all Group Members) $250,000 at any one time;

(n) Lien resulting from a pledge by Trean Compstar of 100% of the Capital Stock of Compstar Holdco (including the proceeds thereof) in favor of Oak Street Funding LLC pursuant to the Trean Compstar Pledge Agreements; and

(o) Lien resulting from security interests granted by Compstar Holdco and Compstar in favor of Oak Street Funding LLC pursuant to the “Credit Documents” (as defined in the Compstar/Oak Street Credit Agreement) as in effect on the Closing Date;

provided, that the pledge and Liens referenced clauses (n) and (o) are discharged, terminated and released, in each case, promptly upon receipt of the proceeds of a Qualified Initial Public Offering of Holdings.

Notwithstanding the foregoing, neither the Borrower nor any other Group Member shall grant any Lien on any of its Property that is otherwise expressly permitted by this Section 7.3 as security for any Subordinated Indebtedness, unless the Borrower or such Group Member, as the case may be, has granted through documentation in form and substance consistent with the Security Documents or otherwise reasonably satisfactory to the Administrative Agent, for the ratable benefit of the Lenders, a perfected Lien on such Property as security for the Obligations that is in all respects prior and senior in priority to such Lien granted as security for such Subordinated Indebtedness.

7.4 Fundamental Changes. Enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of Holdings (other than the Borrower) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary (provided that if either such Subsidiary is a Guarantor, the continuing or surviving entity shall be or become a Guarantor);

(b) any Restricted Subsidiary of Holdings (other than the Borrower) (i) may Dispose of any or all of its assets to the Borrower or any Guarantor (upon voluntary liquidation, dissolution or otherwise) or (ii) make Dispositions expressly permitted by Section 7.5;

(c) any Restricted Subsidiary of Holdings (other than the Borrower) may liquidate, wind up its affairs or dissolve; provided, however, that if Holdings does not own, directly or indirectly, all of the Capital Stock of such Restricted Subsidiary, any Disposition of property allocated or to be distributed to a Person that is not a Loan Party shall be otherwise permitted under Section 7.5; and

(d) any Investment expressly permitted by Section 7.7 and any Disposition expressly permitted by Section 7.5 may be structured as a merger, consolidation or amalgamation.

7.5 Disposition of Property. Dispose of any of its Property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of damaged, obsolete, worn-out or surplus property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions expressly permitted by Section 7.4(a), by clause (i) of Section 7.4(b) or Section 7.4(e);

(d) the sale or issuance of (i) any Restricted Subsidiary’s Capital Stock to the Borrower or any Guarantor, (ii) the Borrower’s Capital Stock to Holdings and (iii) of Holdings’ Capital Stock;

(e) the Disposition of Cash Equivalents;

(f) Dispositions constituting (i) Investments otherwise expressly permitted pursuant to Section 7.7, and (ii) Restricted Payments expressly permitted pursuant to Section 7.6;

(g) the discount or write-off of accounts receivable overdue by more than 120 days or the sale of any such account receivables for the purpose of collection to any collection agency, in each case in the ordinary course of business;

(h) the Disposition of the Capital Stock of Compstar Holdco so long as the net cash proceeds thereof are applied to the prepayment of the Term Loans;

(i) the Disposition of other Properties not subject to a Mortgage Instrument having a fair market value not to exceed $250,000 in the aggregate for any fiscal year of Holdings (exclusive of any Reinvestment Deferred Amounts arising in such fiscal year); and

(j) the Disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

7.6 Restricted Payments . Declare or pay any dividends or distributions (other than dividends or distributions payable solely in Qualified Capital Stock of the Person paying or making such dividends or distributions) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock, the Trean Indenture or any Subordinated Indebtedness of any Group Member, whether now or hereafter outstanding, or make any other payment or distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Guarantor;

(b) the Borrower may make payments (in the form of cash, additional Subordinated Indebtedness or otherwise) on any Subordinated Indebtedness (not including the Trean Indenture), to the extent any such payment is permitted by the terms of the Subordinated Debt Documents applicable to such Subordinated Indebtedness;

(c) So long as no Default or Event of Default has occurred and is continuing, a Permitted Joint Venture may make Restricted Payments to its joint venture partners from time to time so long as such Restricted Payments are made on a pro rata basis with the Group Member that is a joint venture partner;

(d) the Borrower may, or may make distributions to Holdings so that Holdings may, repurchase Capital Stock of Holdings, as applicable, owned by any director, officer, employee or consultant of a Group Member or make cash payments to any director, officer, employee or consultant of a Group Member upon termination of such Person’s relationship with the applicable Group Member in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans, provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii) after giving effect to such Restricted Payment, Holdings is in compliance on a pro forma basis with the covenants set forth in Section 7.1, recomputed for the most recent quarter for which financial statements have been delivered; and

(iii) the aggregate Restricted Payments permitted pursuant to this clause (d) in any fiscal year of Holdings shall not exceed $500,000;

(e) the Borrower may make required scheduled payments of interest under the Trean Indenture, provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii) after giving effect to such Restricted Payment, Borrower is in compliance on a pro forma basis with the covenants set forth in Section 7.1, recomputed for the most recent quarter for which financial statements have been delivered; and

(iii) the aggregate Restricted Payments permitted pursuant to this clause (e) in any fiscal year of Holdings shall not exceed $400,000;

(f) [reserved];

(g) to the extent Trean Compstar is treated as a pass-through or disregarded entity for federal and state income tax purposes, Trean Compstar may make distributions to Holdings and, to the extent Holdings is taxed as a partnership, Holdings may make distributions to its equityholders (collectively, “Tax Distributions”) attributable to the taxable income of Trean Compstar and/or Holdings, as applicable; provided, that the amount of such Tax Distribution for any taxable year shall not be greater than the taxable income of Holdings attributable to Trean Compstar and Holdings for such taxable year multiplied by the combined maximum marginal federal, state and local income tax rates applicable to individuals for such taxable year;

(h) Borrower may make Specified Shareholder Bonus Payments, provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Specified Shareholder Bonus Payment;

(ii) after giving effect to such Specified Shareholder Bonus Payment, Borrower is in compliance on a pro forma basis with the covenants set forth in Section 7.1, recomputed for the most recent quarter for which financial statements have been delivered;

(iii) the aggregate Specified Shareholder Bonus Payments permitted pursuant to this clause (h) in any fiscal year of Holdings shall not exceed $765,000; provided, that to the extent any Specified Shareholder Bonus Payments are not permitted to be paid pursuant to the preceding clauses (i) through (ii), the cap referenced in this clause (iii) shall be increased in any subsequent fiscal year or fiscal years of Holdings only by the amount of such Specified Shareholder Bonus Payments that Borrower shall elect and otherwise be permitted to pay in such fiscal year or fiscal years; and

(iv) to the extent the Specified Shareholder Bonus Payments are documented in an agreement with any shareholder and the Borrower, such agreement shall be subordinated to the Obligations subject to a Specified Shareholder Subordination Agreement in form and substance satisfactory to the Administrative Agent;

(i) the First Amended and Restated Closing Date Distribution;

(j) after receipt of the proceeds of the Qualified Initial Public Offering of Holdings, Borrower may make the following Restricted Payments with such proceeds:

(i) redeem an amount equal to the aggregate outstanding amount of the Subordinated Indebtedness outstanding under the Trean Indenture; and

(ii) at the Borrower’s option, make a one-time payment to Altaris Capital Partners, LLC in connection with the termination of the Sponsor Management Agreement and management arrangements with BIC and/or its Subsidiaries in an amount not to exceed the sum of (x) 1.0% of the enterprise value of Holdings (calculated by reference to the initial public offering price) and (y) $1,500,000; provided, that, each of the following conditions shall have been satisfied prior to making such Restricted Payment in this clause (ii): (A) no Default or Event of Default then exists or would arise as a result of such Restricted Payment, (B) after giving effect to such Restricted Payment, the Loan Parties are in compliance on a pro forma basis with the covenants set forth in Section 7.1, recomputed for the most recent quarter for which financial statements have been delivered; provided, that when calculating the Consolidated Fixed Charge Coverage Ratio for purposes of assessing Holdings’ pro forma compliance with Section 7.1(b) (for the avoidance of doubt in the context of the payment of a Restricted Payment pursuant to this clause (ii) only), the amount of such Restricted Payment shall be deducted from Consolidated Adjusted EBITDA, (C) any portion of the amount of this Restricted Payment set forth in this clause (ii) shall not be deducted from Consolidated EBITDA for purposes of any calculation of Excess Cash Flow for any period, (D) there shall be no more than one such Restricted Payment during the term of this Agreement and (E) Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying as to the foregoing clauses (A) through (D).

7.7 Investments. On or after the Closing Date, make any Investment except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) intercompany Investments by any Group Member in the Borrower or any Guarantor;

(e) Investments constituting Permitted Acquisitions;

(f) any Investments received as non-cash consideration for sales, transfers, leases and other Dispositions otherwise expressly permitted by Section 7.5 not to exceed $250,000 at any time outstanding;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts with, customers and suppliers, in each case in the ordinary course of business;

(h) payroll, travel and similar advances to employees and loans to employees made in the ordinary course of business and that do not exceed $100,000 in the aggregate at any one time outstanding;

(i) Investments in the form of Swap Agreements permitted under Section 7.2(i);

(j) Investments by the Borrower or any of its Restricted Subsidiaries in Permitted Joint Ventures in an aggregate amount not to exceed $250,000 at any time outstanding;

(k) in addition to Investments otherwise expressly permitted by this Section 7.7, Investments by Holdings or any of its Restricted Subsidiaries in an aggregate amount not to exceed $300,000;

(l) after receipt of the proceeds of the Qualified Initial Public Offering of Holdings and after such proceeds have been used to make the payments required to be made prior to such Investments pursuant to Section 4.17 in full and in the order set forth in Section 4.17, Investments by Holdings or any Restricted Subsidiary in Unrestricted Subsidiaries (x) from such proceeds, in connection with the acquisition previously described to the Administrative Agent and code-named “Project Lantern” in an aggregate amount not to exceed $12,000,000 and (y) otherwise in an aggregate amount not to exceed $250,000;

(m) a one-time Investment by Holdings or any Restricted Subsidiary in the Benchmark Entities to be made on or about May 6, 2022 from proceeds of cash on the balance sheet of the Borrower, provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Investment;

(ii) after giving effect to such Investment, Holdings is in compliance on a pro forma basis with the covenants set forth in Section 7.1, recomputed for the most recent quarter for which financial statements have been delivered; and

(iii) the aggregate Investment permitted pursuant to this clause (m) shall not exceed $10,000,000;

(n) after receipt of the proceeds of the Qualified Initial Public Offering of Holdings and after such proceeds have been used to make the payments required to be made prior to such Investments pursuant to Section 4.17, in full and in the order set forth in Section 4.17, Investments with such proceeds in ~~Benchmark~~BHC , or any of its Subsidiaries, (i) in order to fund the redemption of up to $6,000,000 aggregate liquidation preference of the Series B Nonconvertible Preferred Stock of ~~Benchmark~~BHC and/or the redemption of up to $400,000 aggregate liquidation preference of the Nonconvertible Preferred Stock of American Liberty Insurance Company and (ii) otherwise in an aggregate amount not to exceed $70,000,000.

7.8 Modifications of Certain Instruments. Except with the prior written consent of Required Lenders (and, to the extent any such amendment, modification, waiver or other change would affect the rights, duties, obligations or liabilities of the Administrative Agent pursuant to any such documents, the prior written consent of the Administrative Agent), designate any Indebtedness (other than Obligations as provided in the Loan Documents) as “Senior Debt” (or any other defined term having a similar purpose) for the purposes of any Subordinated Debt Documents.

7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (including, for the avoidance of doubt, all Benchmark Entities and Compstar) (other than the Borrower or any Guarantor) unless such transaction is existing as of the Closing Date and specified on Schedule 7.9 or is otherwise expressly permitted under this Agreement, or in the ordinary course of business of the relevant Group Member, and upon fair and reasonable terms not less favorable in any material respect to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, Holdings and its Restricred Subsidiaries may:

(a) [reserved];

(b) make Restricted Payments permitted pursuant to Section 7.6 and Investments permitted pursuant to Section 7.7;

(c) pay reasonable and customary compensation to officers, directors, consultants, managers and employees of Holdings, the Borrower or any of its Restricted Subsidiaries; and

(d) pay the applicable Benchmark Entities under the BIC/Trean Agreement, provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such payments; and

(ii) after giving effect to such payments, Loan Parties are in compliance on a pro forma basis with the covenants set forth in Section 7.1, recomputed for the most recent quarter for which financial statements have been delivered.

7.10 Sales and Leasebacks . Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by a Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of a Group Member.

7.11 Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into with counterparties reasonably satisfactory to the Lenders for the sole purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” provided that no such Swap Agreement contains any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

7.12 Changes in Fiscal Periods; Changes in Accounting; Change in Structure. Permit a change in Holdings’ method of determining fiscal years or fiscal quarters, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or permit any Group Member to amend any of its organizational documents in any respect materially adverse to the Administrative Agent or the Lenders. Each of Holdings and Trean Compstar shall not engage in any business activities or own any Property other than (i) with respect to Holdings, ownership of the Capital Stock of its Subsidiaries and, with respect to Trean Compstar, ownership of the Capital Stock of Compstar Holdco, (ii) activities and contractual rights incidental to maintenance of its corporate or organizational existence, (iii) with respect to Trean Compstar, performance of its obligations under the Compstar Acquisition Documents and the Trean Compstar Pledge Agreements and (iv) activities relating to the performance of obligations under the Loan Documents to which it is a party.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member (other than Trean Compstar solely with respect to the pledge of the Capital Stock of Compstar Holdco as permitted by Section 7.3(n) and other than Compstar Holdco and Compstar solely with respect to the Liens and security interests permitted by Section 7.3(o)) to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents and any Specified Swap Agreements, (b) any agreements governing any Liens or Capital Lease Obligations otherwise expressly permitted by Section 7.3(d), (f), (g) or (i) (in which case, any such prohibition or limitation shall only be effective against the assets subject to such Lien or Capital Lease Obligation), (c) agreements relating to any Disposition permitted pursuant to Section 7.5, provided that such prohibitions and limitations apply only to the property to be sold and (d) leases, licenses and other agreements containing customary provisions prohibiting or limiting the assignment thereof.

7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member, or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or any Specified Swap Agreements, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions contained in agreements governing any Liens or Capital Lease Obligations otherwise expressly permitted hereby (in which case, any such prohibition or limitation shall only be effective against the assets subject to such Lien or Capital Lease Obligation), (iv) leases, licenses and other agreements containing customary provisions prohibiting or limiting the transfer or assignment thereof, (v) applicable law, (vi) customary provisions restricting the assignment of rights under contracts, (vii) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending a sale of such Subsidiary permitted hereby, (viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered in the ordinary course of business, and (ix) restrictions on rights to dispose of assets subject to Liens permitted hereunder.

7.15 Lines of Business. Engage to any material extent in any business, either directly or through any Restricted Subsidiary, except for the Business.

7.16 Trean Indenture, BIC/Trean Agreement and Trean Compstar Pledge Agreements. Amend, supplement or otherwise modify the Trean Indenture, the BIC/Trean Agreement or the Trean Compstar Pledge Agreements in a manner that would be materially adverse to the Borrower, Administrative Agent or any Lender, without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed.

7.17 Specified Shareholder Subordination Agreement. Enter into any written agreement providing any Specified Shareholder with rights to Specified Shareholder Bonus Payments unless such rights are subordinated to the Obligations pursuant to a Specified Shareholder Subordination Agreement.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other fee or amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualification, in which case such representations and warranties shall be true and correct in all respects when made or deemed made); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a) (with respect to the Borrower and Holdings only), Section 6.6, Section 6.7(a), Section 6.11, Section 6.12, Section 6.14, Section 6.15 or Section 7 of this Agreement, or Sections 5.5, 5.6 or 5.7(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after (i) any Responsible Officer of the Borrower or Holdings becomes aware thereof, or (ii) written notice to the Borrower from the Administrative Agent or Required Lenders; or

(e) (i) any Loan Party shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Indebtedness under Swap Agreements) on the due date with respect thereto and beyond the period of grace, if any; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in subclause (A), (B) or (C) of this clause (i) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in subclauses (A), (B) and (C) of this clause (i) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000; (ii) there occurs, under one more Swap Agreements to which a Loan Party is a party, an Early Termination Date (as defined in such Swap Agreements) resulting from (A) any event of default under such Swap Agreements as to which such Loan Party is the Defaulting Party (as defined in such Swap Agreements) or (B) any Termination Event (as so defined) under such Swap Agreements as to which such Loan Party is an Affected Party (as so defined) and, in either event, the aggregate Swap Termination Value owed by such Loan Party as a result thereof is greater than $500,000 and such Swap Termination Value remains unpaid for thirty (30) days; or (iii) a default shall occur under any Contractual Obligation of a Loan Party, which default results in the termination of one or more material agreements, instruments or undertakings to which such Loan Party is a party and which termination(s) reasonably could be expected to have a Material Adverse Effect; or

(f) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall admit in writing its inability to pay its debts generally as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall fail to satisfy the minimum funding standard applicable to the Plan for any plan year (as described in Section 302 of ERISA and Section 412 of the Code), whether or not waived, or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate liabilities (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $500,000 or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect (except due to any action or inaction by the Administrative Agent or the Lenders), or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (except due to any action or inaction by the Administrative Agent or the Lenders), or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, other than in accordance with the terms, conditions and limitations of any Loan Document, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(k) (i) (a) prior to the occurrence of the first public offering by Holdings (or by its direct or indirect parent company) of Capital Stock in Holdings (or in its direct or indirect parent company, as the case may be) on or after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (a “Qualified Initial Public Offering”), failure of the Sponsor to maintain ownership, directly or indirectly, beneficially and of record, of 51% or more of the outstanding voting Capital Stock in Holdings or (b) after the occurrence of a Qualified Initial Public Offering, any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, but excluding any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator therefor) other than the Sponsor is or shall at any time become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of the greater of (I) 30% or more on a fully diluted basis of the voting interests in Holdings’ Capital Stock and (II) the percentage (measured on a fully diluted basis) of the voting interests in Holdings’ Capital Stock then owned, directly or indirectly, by Sponsor free and clear of all Liens or (ii) Holdings ceases to own one hundred percent (100%) of the issued and outstanding Capital Stock of the Borrower, in each instance in clauses (i) and (ii), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of the Administrative Agent, for the benefit of the Lenders; or

(l) any “Event of Default” shall exist or have occurred and be continuing as provided in any Subordinated Debt Document; or

(m) any Subordinated Indebtedness, or any guarantees thereof, shall not be or shall cease to be, for any reason, validly subordinated to the Obligations of the Loan Parties, or to the Liens granted to the Administrative Agent pursuant to the Guarantee and Collateral Agreement, as the case may be, as provided in the relevant Subordinated Debt Documents, or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(n) any “Default” or “Event of Default” shall exist or have occurred and be continuing as provided in the Trean Indenture; and

(o) ~~Benchmark~~BHC at any time fails to maintain a rating of at least “B+” from AM Best Rating (as published by the AM Best & Company, Inc.);

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of Required Lenders, the Administrative Agent may, or upon the request of Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of Required Lenders, the Administrative Agent may, or upon the request of Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Loans and other Obligations.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification. Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower in accordance with Section 10.5 and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then Required Lenders shall appoint from among Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as Required Lenders and, if applicable, the Borrower, appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. None of this Agreement, any other Loan Document or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the amount or extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of mandatory reduction of Commitments shall not constitute an increase of the Commitment of any Lender), in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders (or otherwise modify the definition of Required Lender), consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or any substantial portion of the Collateral, or release all or any substantial portion of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders unless otherwise expressly permitted herein or in any other Loan Document; (iv) amend, modify or waive any provision of Sections 2.17(a), 2.17(b) or 2.17(c), or of the first two sentences of Section 2.17(d), without the written consent of each Lender directly and adversely affected thereby; (v) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (vii) eliminate or reduce the amount of any prepayment of Term Loans or Revolving Loans required to be made pursuant to Section 2.11 without the written consent of all of the Lenders; or (viii) amend, modify or waive any provision of Section 6.5 of the Guarantee and Collateral Agreement without the written consent of the Lenders directly and adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, Lenders, the Administrative Agent and all future holders of the Loans or other Obligations. No waiver of any Default or Event of Default under this Agreement or any other Loan Document shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately Lenders holding such credit facilities in any determination of Required Lenders, provided, that, in no event shall this provision be construed to imply that any Lender shall have any obligation of provide such additional credit facilities or extensions of credit.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and addressed as set forth on the signature pages hereto with respect to each other Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower, each other Loan Party and	Trean Corporation
Holdings:	100 Lake Street West
Wayzata, MN 55391
Attention: Andrew O’Brien

and

Trean Insurance Group, Inc.
100 Lake Street West
Wayzata, MN 55391
Attention: Andrew O’Brien

With a copy to:	Altaris Capital Partners, LLC
10 East 53rd Street, 31st Floor
New York, New York 10022
Attention: David Ellison
Telecopy: (212) 931-0236

and

Schiff Hardin LLP
233 South Wacker Drive, Suite 7100
Chicago, Illinois 60606
Attention: Steve Isaacs
Telecopy: (312) 258-5600

Administrative Agent and	First Horizon Bank
Swingline Lender:	211 Franklin Road, Suite 300
Brentwood, Tennessee 37027
Attention: Leslie Johnson
Telecopy: (629) 208-2029

With a copy to:	McGuireWoods LLP
201 North Tryon Street, Suite 3000
Charlotte, North Carolina
Attention: Raj Natarajan
Telecopy: (704) 353-6147

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable costs and expenses actually incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses actually incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including reasonable attorneys fees and disbursements of counsel to the Lenders and the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying any Non-Excluded Taxes or any Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, trustees, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, or from the breach by such Indemnitee of its material obligations to the Borrower, Holdings or another Indemnitee under this Agreement or the other Loan Documents. Without limiting the foregoing, and to the extent permitted by applicable law, each of Holdings and the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 (ten) Business Days after written demand therefor. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder, the termination of any Commitments hereunder, and the expiration or termination of this Agreement and the other Loan Documents. Notwithstanding the foregoing, no Group Member shall be required to reimburse the legal fees and expenses of (i) more than one outside counsel (in addition to special counsel and up to one local outside counsel in each applicable local jurisdiction) for all the Indemnitees, unless, in the reasonable opinion of the Administrative Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest or (ii) the in-house counsel of any Lender or the Administrative Agent.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender who is under common control with such Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of (I) all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund or (II) all or any portion of a Revolving Loan or Revolving Commitment to a Lender that is a Revolving Lender immediately prior to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender who is under common control with such Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of the Revolving Facility) or $3,000,000 (in the case of the Term Facility) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18 2.19, 2.20 and 10.5); provided that the assignment of a Revolving Commitment by any Lender to an Approved Fund shall not relieve the assigning Lender of any of its obligations to fund a Loan under such Revolving Commitment if, for any reason, its Approved Fund fails to fund any such Loan, unless the Borrower has given its prior written consent to such assignment (such consent not to be unreasonably withheld). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. This Section 10.6(b) shall be construed so that the Loans are at all times maintained in “registered form” within the meanings of Section 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States

Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may (without the consent of the Borrower or the Administrative Agent) at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including the Loans and any Notes or any other instrument evidencing its rights as a Lender under this Agreement) to secure obligations or securities of such Lender to a Federal Reserve Bank, and any pledge or assignment to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued by such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Setoff.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, upon the occurrence and during the continuation of any Event of Default, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower or any Loan Party hereunder or under any other Loan Document (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Loan Party, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed in multiple counterparts or copies, each of which shall be deemed an original hereof for all purposes. One or more counterparts or copies of this Agreement may be executed by one or more of the parties hereto, and some different counterparts or copies executed by one or more of the other parties. Each counterpart or copy hereof executed by any party hereto shall be binding upon the party executing same even though other parties may execute one or more different counterparts or copies, and all counterparts or copies hereof so executed shall constitute but one and the same agreement. Each party hereto, by execution of one or more counterparts or copies hereof, expressly authorizes the Administrative Agent to detach the signature pages from any such counterpart or copy hereof executed by the authorizing party and affix same to one or more other identical counterparts or copies hereof so that upon execution of multiple counterparts or copies hereof by all parties hereto, there shall be one or more counterparts or copies hereof to which is(are) attached signature pages containing signatures of all parties hereto. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF OTHER THAN SUCH SECTION 5-1401.

10.12 SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE BORROWER AND HOLDINGS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 10.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Lenders or among the Borrower and the Lenders.

10.14 Termination; Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction expressly permitted by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable and obligations under or in respect of Specified Swap Agreements) shall have been paid in full, the Commitments have been terminated and the obligations under or in respect of Specified Swap Agreements shall have been cash collateralized, this Agreement shall automatically terminate, and the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Interest and Loan Charges. Anything in this Agreement, the Notes or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loans, acceleration of the maturity of the unpaid balance of the Loans or otherwise, shall the interest and loan charges agreed to be paid to any Lender for the use of money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by the Borrower in respect of the Loans or any of the other Obligations shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by any Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Obligations or refunded to the Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Loans and the other Obligations exceed the maximum amounts permitted from time to time by applicable law.

10.16 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential pursuant to the terms hereof), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, other than as a result of a breach of this Section 10.16, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) if an Event of Default has occurred and is continuing, to the extent reasonably necessary or appropriate in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding the foregoing, the Administrative Agent shall be permitted to use information related to the arrangement of the Facilities in connection with marketing, press releases and other transactional announcements and updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of their choice, and the Borrower grants to the Administrative Agent permission to use the logos and marks of the Sponsor and the Borrower, as well as the names of the Sponsor and the Borrower (together, the “Client Mark”), in such press releases and transactional announcements. The Administrative Agent acknowledges that the Client Mark shall remain the sole property of the Sponsor and the Borrower and that all references to the Sponsor, the Borrower or the Client Mark by Administrative Agent will be truthful and not misleading in any way. This Section 10.16 shall survive the termination of this Agreement.

10.17 WAIVERS OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 Patriot Act Notice. Each Lender (for itself and not on behalf of any other party) hereby notifies each of the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.20 Joint and Several. The obligations of the Loan Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Section 2 of the Guarantee and Collateral Agreement, to which the obligations of Borrowers and the other Loan Parties are subject.

10.21 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.21, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.22 Amendment and Restatement.

(a) The parties acknowledge and agree that this Agreement and the other Loan Documents to be dated on or before the Closing Date and not already in effect do not constitute a novation, payment and reborrowing or termination of the obligations under the Existing Credit Agreement or any other Loan Document and that all such obligations are in all respects continued and outstanding as Obligations under this Agreement except to the extent such Obligations are modified from and after the Closing Date as provided in this Agreement and the other Loan Documents. Each Lender that was a Lender (as defined in the Existing Credit Agreement) party to the Existing Credit Agreement hereby agrees that this Agreement amends and restates the Existing Credit Agreement in its entirety effective as of the Closing Date; provided that for the avoidance of doubt, the Borrower hereby reaffirms that the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Obligations on the same terms as prior to the effectiveness hereof. Upon the effectiveness of this Agreement, each Loan Document (other than the Existing Credit Agreement) that was in effect immediately prior to the date of this Agreement shall continue to be effective on its terms unless otherwise expressly stated herein.

(b) The Borrower, the other Loan Parties and Administrative Agent agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Credit Agreement which remain unpaid and outstanding as of the Closing Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

TREAN CORPORATION, a Minnesota corporation

By:
Name:
Title:

~~TREAN COMPSTAR HOLDINGS LLC, a~~
~~Delaware limited liability company~~

~~By:~~
~~Name:~~
~~Title:~~

BENCHMARK ADMINISTRATORS, LLC, a California limited liability company

By:
Name:
Title:

TREAN INSURANCE GROUP, INC., a Delaware corporation, as Holdings and a Borrower

By:
Name:
Title:

OTHER LOAN PARTIES:

WESTCAP INSURANCE SERVICES, LLC, a California limited liability company

By:
Name:
Title:

Signature Page to Credit Agreement - Trean

TREAN REINSURANCE SERVICES, LLC, a Minnesota limited liability company

By:
Name:
Title:

Signature Page to Credit Agreement - Trean

FIRST HORIZON BANK, as Administrative Agent, Swingline Lender and a Lender

By:
Name:
Title:

ADDRESS FOR NOTICES:

First Horizon Bank
211 Franklin Road, Suite 300
Brentwood, Tennessee 37027
Attention: Leslie Johnson
Telecopy: (629) 208-2029

Signature Page to Credit Agreement - Trean